UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to § 240.14a-11

SPECTRA ENERGY CORP

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 17, 2010

Dear Spectra Energy Shareholder:

It is my pleasure to invite you to Spectra Energy Corp’s 2010 Annual Meeting of Shareholders. This year’s meeting will be held on Tuesday, April 27, 2010 at 10:00 a.m., local time, at our headquarters located at 5400 Westheimer Court, Houston, Texas. At the meeting, we will focus on the business items listed in the notice of the meeting, which follows on the next page.

Once again this year we are furnishing our proxy materials to our shareholders electronically. For the past two years, this e-proxy process has expedited our shareholders’ receipt of proxy materials and significantly lowered the costs and reduced the environmental impact of our annual meeting resulting in substantial savings in both delivery costs and paper production.

On March 17, 2010, we mailed to our U.S. and Canadian shareholders a Notice containing instructions on how to access our proxy statement, annual report to shareholders and Form 10-K and how to vote online. Shareholders outside the U.S. and Canada and those who have requested printed copies of these materials will continue to receive them by mail.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

William T. Esrey

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 27, 2010

To Our Shareholders:

Notice is hereby given that the 2010 Annual Meeting of the Shareholders of Spectra Energy Corp, a Delaware corporation, will be held at Spectra Energy’s headquarters at 5400 Westheimer Court, Houston, Texas 77056, on Tuesday, April 27, 2010, at 10:00 a.m., local time. At the Annual Meeting, shareholders will be asked to take action on the following:

1.	Election of six directors to our Board of Directors;

2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2010;

3.	The shareholder proposal described in this proxy statement, if presented; and

4.	Such other business as may properly come before such meeting.

Only shareholders of record at the close of business on February 26, 2010 are entitled to notice of and to vote at the Annual Meeting. For specific voting information, see “General Information about the Annual Meeting” beginning on page 2 of the enclosed proxy statement. Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

By Order of the Board of Directors

Patricia M. Rice

Vice President and Secretary

March 17, 2010

Houston, Texas

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 27, 2010. The proxy statement and our 2009 annual report on Form 10-K are available at www.proxyvote.com.

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Spectra Energy Corp, a Delaware corporation, for use at the 2010 Annual Meeting of Shareholders and any adjournments or postponements of the meeting (the Annual Meeting). The Annual Meeting will be held at Spectra Energy’s headquarters at 5400 Westheimer Court, Houston, Texas on Tuesday, April 27, 2010, at 10:00 a.m., local time.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by rules adopted by the Securities and Exchange Commission, or SEC, we are making this proxy statement, our 2009 Annual Report to Shareholders and our Annual Report on Form 10-K for 2009 available to shareholders electronically via the Internet. On March 17, 2010, we began mailing to our U.S. and Canadian shareholders of record as of the close of business on February 26, 2010 a Notice containing instructions on (1) how to access this proxy statement, our 2009 Annual Report to shareholders and our Annual Report on Form 10-K for 2009 and (2) how to vote online. We also began mailing these proxy materials to shareholders outside the U.S. and Canada and to shareholders who have requested paper copies.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Q:	Why did I receive these proxy materials?

A:	You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock as of February 26, 2010. We refer to this date as the “record date.” This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this proxy statement carefully. In addition, we have included with these materials a copy of our 2009 Annual Report to shareholders and our Annual Report on Form 10-K for 2009, which contain additional information about Spectra Energy. You can also access our public filings with the Securities and Exchange Commission on our website at www.spectraenergy.com or on the SEC’s website at www.sec.gov.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

Q:	On what am I voting?

A:	• The election of six directors;

•	The ratification of Deloitte & Touche LLP as Spectra Energy’s independent registered public accounting firm for 2010; and

•	A shareholder proposal regarding the manner in which directors are elected, if presented.

Q:	Who can vote?

A:	Holders of Spectra Energy’s common stock as of the close of business on the record date, February 26, 2010, are entitled to vote at the Annual Meeting, either in person or by proxy. Each share of Spectra Energy common stock has one vote.

Q:	How do I vote?

A:	By Proxy—Before the Annual Meeting, you can give a proxy to vote your shares of Spectra Energy common stock in one of the following ways:

•	by telephone—shareholders located in the United States can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	by Internet—you can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

•	by mail—if you received your proxy materials by mail, you can vote by mail by completing and signing your proxy card and mailing it in time to be received prior to the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are printed on your enclosed proxy card.

If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares of Spectra Energy common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•	FOR the election of all nominees for director;

•	FOR the ratification of the selection of Deloitte & Touche LLP as Spectra Energy’s independent registered public accounting firm for 2010; and

•	AGAINST the shareholder proposal described in this proxy statement, if presented.

We do not expect that any other matters will be brought before the Annual Meeting. However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting. If an issue should arise for vote at the Annual Meeting that is not included in the proxy statement, the proxy holders will vote your shares in accordance with their best judgment.

In Person—You may come to the Annual Meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on February 26, 2010.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

Q:	May I change or revoke my vote?

A:	You may change your vote or revoke your proxy at any time by:

•	notifying Spectra Energy’s Corporate Secretary in writing that you are revoking your proxy;

•	providing another signed proxy that is dated after the proxy you wish to revoke;

•	using the telephone or Internet voting procedures; or

•	attending the Annual Meeting and voting in person.

Q:	Will my shares be voted if I do not provide my proxy?

A:	It depends on whether you hold your shares in your own name or in the name of a brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the Annual Meeting. Brokerage firms generally have the authority to vote customers’ unvoted shares on certain “routine” matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the ratification of the selection of Deloitte & Touche LLP as Spectra Energy’s independent registered public accounting firm for 2010 if you do not timely provide your proxy because this matter is considered “routine” under the applicable rules.

Because of recent rule changes, the election of directors and the shareholder proposal are not considered routine matters and therefore may not be voted by your broker without instruction. These rule changes mean that your vote is more important than ever in the election of directors. Unlike in prior years, if you do not instruct your broker how to vote on the election of directors, your broker will not vote for you. We urge you to exercise your voting rights as a shareholder and vote at the Annual Meeting.

Q:	As a participant in the Spectra Energy Retirement Savings Plan, how do I vote shares held in my plan account?

A:	If you are a participant in the Spectra Energy Retirement Savings Plan, you have the right to provide voting directions to the plan trustee for those shares of Spectra Energy common stock that are held by the plan and allocated to your account. Plan participant proxies are treated confidentially.

If you elect not to provide voting directions to the plan trustee, the plan trustee will vote the Spectra Energy shares allocated to your plan account in the same proportion as those shares held by the plan for which the plan trustee has received voting directions from other plan participants. The plan trustee will follow participants’ voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. Because the plan trustee must process voting instructions from participants before the date of the Annual Meeting, you are urged to deliver your instructions well in advance of the Annual Meeting so that the instructions are received no later than April 22, 2010.

Q:	What constitutes a quorum?

A:	As of the record date, 647,536,398 shares of Spectra Energy common stock were issued and outstanding and entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under New York Stock Exchange, or NYSE, regulations, does not have discretionary authority to vote the shares on a proposal because the proposal is not considered to be routine.

Q:	What vote is needed for these proposals to be adopted?

A:	Directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting is required to approve the other proposals described in this proxy statement. In tabulating the vote on any matter other than the election of directors, abstentions will have the same effect as votes against the matter, and shares that are the subject of a broker “non-vote” will have no effect.

Q:	What will happen if a director is elected but receives a majority of “Withheld” votes?

A:	A nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation. The Corporate Governance Committee is then required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of this policy are set out in our Principles for Corporate Governance, which is posted on our website at www.spectraenergy.com/investors/governance.

Q:	Who conducts the proxy solicitation and how much will it cost?

A:	Spectra Energy is requesting your proxy for the Annual Meeting and will pay all the costs of requesting shareholder proxies. We have hired Broadridge Financial Solutions, Inc. to assist in mailing proxy materials, providing electronic access to the proxy materials and requesting proxies. Broadridge’s fee for these services is approximately $60,000, plus out-of-pocket expenses. We can request proxies through the mail or personally by telephone, telegram, fax or other means. We can use directors, officers and other employees of Spectra Energy to request proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials to the beneficial owners of Spectra Energy common stock.

PROPOSAL 1—ELECTION OF DIRECTORS

General

Prior to the 2009 Annual Meeting, our Board of Directors was divided into three classes with staggered terms, which meant that the directors in one of these classes would be elected each year for a new three-year term. At the 2009 Annual Meeting, shareholders approved an amendment to our Certificate of Incorporation eliminating the classified structure of our Board. As a result, our directors are now elected to one-year terms. However, because the amendment did not affect the existing terms of directors, the terms of members who were previously Class II directors will not expire until 2011.

Based on the recommendations from the Corporate Governance Committee, our Board of Directors has nominated the following directors for election to the Board of Directors, with their term of office expiring at our 2011 Annual Meeting: our Chairman of the Board, William T. Esrey, our President and Chief Executive Officer, Gregory L. Ebel, Pamela L. Carter, Peter B. Hamilton, Dennis R. Hendrix and Michael E. J. Phelps.

If any director is unable to stand for election, the Board of Directors may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

Director Nominees

The principal qualifications, including occupations, and other information about the Board nominees for director and our incumbent Board members, are set forth below. We believe the members of our board are well qualified to fulfill their responsibilities. Their qualifications include strong leadership ability, global business experience, financial and industry expertise and experience in law and public policy. The characteristics we look for in any candidate nominee to serve on our board include intelligence, perceptiveness, good judgment, maturity, high ethical standards, integrity and fairness and professional compatibility with the other directors and executives. Please refer to the report of the Corporate Governance Committee contained in this proxy statement for more information on the director nomination process.

Directors Nominated for Election

William T. Esrey

Director since 2006

Chairman of the Board

Spectra Energy Corp

Age 70

Mr. Esrey was appointed as Chairman of our Board effective as of the 2009 Annual Meeting. Mr. Esrey was elected as Chairman Emeritus of Sprint Corporation, a diversified telecommunications holding company, upon his retirement in May 2003. Prior to that, he served as its Chief Executive Officer from 1985 to March 2003, and as its Chairman from 1990 to May 2003. Mr. Esrey served as a director of Duke Energy from 1985 to January 2007. He also served as Chairman of Japan Telecom from November 2003 until its sale in July 2004. Mr. Esrey is a director of General Mills, Inc. Duke Energy selected Mr. Esrey to serve as a director at the time of our spin off from Duke Energy because he is very familiar with our assets, having served on the boards of several of our predecessor companies. In addition to the valuable historical perspective he brings, Mr. Esrey’s experience in leading a large diversified company informs his judgment on risk assessment. Through his service on a number of boards of directors, he has gained valuable knowledge in governance, compensation and audit issues. Mr Esrey’s experience in investment banking and his strong executive experience bring a strong financial, strategic and operational expertise to the Board.

Gregory L. Ebel

Director since 2008

President and Chief Executive Officer

Age 45

Mr. Ebel served as Group Executive and Chief Financial Officer of Spectra Energy from January 2007 until assuming his current position on January 1, 2009. Prior to then, Mr. Ebel served as President of Union Gas Limited from January 2005 until January 2007, and Vice President, Investor & Shareholder Relations of Duke Energy Corporation from November 2002 until January 2005. Mr. Ebel joined Duke Energy in March 2002 as Managing Director of Mergers and Acquisitions in connection with Duke Energy’s acquisition of Westcoast Energy, Inc. The Board selected Mr. Ebel to serve as a director because he is Spectra Energy’s Chief Executive Officer and has served in a variety of senior management positions at the Company, including as president of Union Gas Limited, and in a number of leadership positions in the areas of finance, strategic development and government and investor relations.

Pamela L. Carter

Director since 2007

President, Cummins Distribution Business

Age 60

Ms. Carter is President of Cummins Distribution Business. She previously served as President—Cummins Filtration, then as Vice President and General Manager of Europe, Middle East and Africa business and operations for Cummins Inc. since 1999. Ms. Carter served as Vice President and General Counsel of Cummins Inc. from 1997 to 1999. Prior to joining Cummins Inc., she served as the Attorney General for the State of Indiana from 1993 to 1997. Recently, Ms. Carter was appointed to the Export-Import Bank of the United States’ sub-Saharan Africa Advisory Council. The Board selected Ms. Carter to serve as a director because she brings a diverse background that includes experience in law, government, politics and business experience to her role as a director. In her capacity as an active president of a large division of an international manufacturing company, Ms. Carter has valuable experience in operations management, leadership and compensation and governance matters. Her knowledge of macro-economic global conditions brings a dynamic perspective to the Board and gives the Board a useful international business perspective. Ms Carter was Indiana’s first woman and African-American to hold the office of Attorney General and her insight on government relations and political issues provides significant value the Board.

Peter B. Hamilton

Director since 2007

Senior Vice President and Chief Financial Officer

Brunswick Corporation

Age 63

Mr. Hamilton is the Senior Vice President and Chief Financial Officer of Brunswick Corporation, a position he has held since September 2008. He previously served as Vice Chairman of Brunswick Corporation from 2000 to January, 2007. He also served as President—Brunswick Boat Group in 2006; President—Life Fitness Division, 2005 to 2006; and President—Brunswick Bowling & Billiards, 2000 to 2005. The Board selected Mr. Hamilton to serve as a director because he understands the operations of a large diversified corporation, with a particular focus on manufacturing, operations, supply chain, labor relations and customer issues. Mr. Hamilton is an experienced senior executive with sound business acumen and experience that includes legal and regulatory matters, finance and operations. His experience in finance and public company governance enables him to make valuable contributions to the audit and governance committees of Spectra Energy.

Dennis R. Hendrix

Director since 2006

Retired Chairman of the Board

PanEnergy Corp

Age 70

Mr. Hendrix is the retired Chairman of the Board of PanEnergy Corp, a predecessor of Spectra Energy. He was Chairman of the Board of PanEnergy Corp from 1990 to 1997, Chief Executive Officer from 1990 to 1995 and President from 1990 to 1993. Mr. Hendrix previously served as a director of Duke Energy Corporation, Allied Waste Industries and Grant Prideco, Inc. Mr. Hendrix also serves on the board of Newfield Exploration Company. Duke Energy selected Mr. Hendrix to serve as a director at the time of our spin off from Duke Energy because of his extensive knowledge and experience of the energy industry and its participants, as well as a deep understanding of our assets, customers and regulatory environments, having served as chairman and chief executive of several of our predecessor companies. Through his service on the boards of Allied Waste, Grant Prideco, Inc. and Newfield Exploration he has valuable experience in governance, compensation and audit matters.

Michael E.J. Phelps

Director since 2006

Former Chairman and CEO

Westcoast Energy Inc.

Age 61

Mr. Phelps is Chairman of Dornoch Capital Inc., a private investment company. From January 1988 to March 2002, he served as President and Chief Executive Officer, and subsequently as Chairman and Chief Executive Officer, of Westcoast Energy Inc., Vancouver, BC. Mr. Phelps sits on the Board of Directors of Canadian Pacific Railway Company, Kodiak Exploration Limited and Marathon Oil Corporation and was a director of Duke Energy from 2002 through 2007. He also was a member of the Vancouver Organizing Committee for 2010 Olympic and ParaOlympic Games. Duke Energy selected Mr Phelps as a director prior to our spin off from Duke Energy because of his valuable management, finance and industry experience, as well as a deep knowledge of the North American energy industry, political and regulatory environment. Mr Phelps not only provides a particularly valuable Canadian vantage point, which is useful as more than half of our assets and employees are located in Canada, but his experience as Chairman and Chief Executive Officer of Westcoast Energy Inc, prior to the Company’s acquisition of Westcoast Energy, Inc in 2002, assists in both the development of our business in North America as well as an understanding of doing business internationally and managing cross-border relationships. Mr. Phelps has been actively involved in the Interstate Natural Gas Association of America, the North American association representing interstate and interprovincial natural gas pipeline companies. In addition, he has been responsible for energy development in Indonesia, China and Mexico. Mr. Phelps has many years of experience serving as a member and chairman of the compensation committees of the Canadian Imperial Bank of Commerce, Fairborne Energy, Kodiak Exploration and Canadian Pacific Railways.

Class II Directors—Terms Expiring at the 2011 Annual Meeting

Austin A. Adams

Director since 2007

Retired Chief Information Officer

JPMorgan Chase

Age 66

Mr. Adams is the retired Executive Vice President and corporate Chief Information Officer of JPMorgan Chase. He assumed that role upon the merger of JPMorgan Chase and Bank One Corporation in July 2004 and served in that position until he retired in October 2006. Before joining Bank One in 2001, Mr. Adams served as Chief Information Officer at First Union Corporation, now Wells Fargo Corp. He is currently a director of NCO Group, which is owned by JPMorgan Private Equity, and has served as a director of Dun & Bradstreet Corporation since April 2007. The Board selected Mr. Adams to serve as a director because he brings valuable expertise in the areas of information technology and security, risk management and strategy, and experience leading and collaborating with senior management teams. Additionally, Mr. Adams has been extensively involved in mergers and acquisitions and offers strategic expertise. His many years of experience in technology enable him to assist both the Audit Committee and the Board in assessing these types of risk.

Paul M. Anderson

Director since 2006

Former Chairman

Spectra Energy Corp

Age 64

Mr. Anderson served as Chairman of the Board of Spectra Energy Corp from January 2007 until May of 2009. He served as Chairman of the Board of Duke Energy Corporation from April 2006 until the separation of Spectra Energy from Duke Energy in January 2007. From November 2003 until the merger of Duke Energy and Cinergy Corp. in April 2006, Mr. Anderson served as Chairman of the Board and Chief Executive Officer of Duke Energy. Prior to such time, Mr. Anderson served as Managing Director and Chief Executive Officer of BHP Billiton Ltd and BHP Billiton PLC, which operate on a combined basis as BHP Billiton, the world’s largest diversified resources company, from 1998 until his retirement in July 2002. Mr. Anderson previously served on the boards of BHP Billiton Limited, BHP Billiton PLC and Qantas Airways. Mr. Anderson currently serves on the Board of Directors of BP PLC and BAE Systems. Duke Energy selected Mr. Anderson to serve as non- executive Chairman of the Board prior to our spin off from Duke Energy because of his demonstrated leadership skills that were required to establish a strong board of diverse independent directors and to ensure the successful launch of Spectra Energy. Mr. Anderson’s extensive knowledge and experience of the energy industry and its participants, as well as his thorough knowledge of the Spectra Energy assets have greatly contributed to our success.

F. Anthony Comper

Director since 2007

Retired President and Chief Executive Officer

BMO Financial Group

Age 64

Mr. Comper is the retired President and Chief Executive Officer of the Bank of Montreal, one of the largest banks in North America. He was appointed to that position in February 1999 and served as Chairman from July 1999 to May 2004. Mr. Comper previously served on the Board of Directors of the Bank of Montreal. The Board selected Mr. Comper to serve as a director because he brings the experience of being both chairman and chief executive officer of a large global financial institution. He possesses valuable financial expertise, including extensive experience with capital markets transactions and risk management. His knowledge of the Canadian marketplace, political and regulatory environments enables him to bring a unique perspective to the Board.

Michael McShane

Director since 2008

Former Chairman, President and Chief Executive Officer

Grant Prideco, Inc.

Age 55

Mr. McShane serves as an advisor to Advent International, one of the world’s leading global private equity firms. Mr. McShane served as a director and as President and Chief Executive Officer of Grant Prideco Inc. since June 2002 and assumed the role of Chairman of the Board of Grant Prideco Inc. beginning in May 2004. Mr. McShane retired from Grant Prideco following its acquisition by National Oilwell Varco in April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President-Finance and Chief Financial Officer and director of BJ Services Company from 1998. Mr. McShane also serves as a director of Complete Production Services, Inc. As the newest independent member of the Board, the Board selected Mr. McShane because of his expansive knowledge of the oil and gas industry, as well as relationships with chief executives and other senior management at oil and natural gas companies and oilfield service companies in Houston, Texas and throughout the world. His experiences as a senior leader and chief financial officer within the oilfield service industry, as well as his leadership as chairman and chief executive officer of a leading North American drill bit technology and drill pipe manufacturing providers provides the Board with a producer perspective that is valuable in strategic discussions.

CORPORATE GOVERNANCE

Our Board of Directors recognizes that excellence in corporate governance is essential in carrying out its responsibilities to our shareholders. Our Principles of Corporate Governance, Code of Business Conduct and Ethics, Code of Ethics for Directors, and written charters for the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Finance and Risk Management Committee can be found on our website at www.spectraenergy.com/investors/governance. These documents provide the framework for our corporate governance. Any of these documents will be furnished in print free of charge to any shareholder upon request.

Board Meetings and Attendance

Our Board of Directors held nine meetings during 2009 and the committees of the board met a total of 28 times. All of the incumbent directors who were then members of the Board attended at least 75% of the meetings of the Board and meetings of the Board committees on which he or she served during fiscal year 2009. Directors are encouraged to attend the Annual Meeting and all but one member of the Board attended the 2009 Annual Meeting.

Board Leadership and Risk Oversight

Our board is currently led by our Chairman, Mr. Esrey, who is an independent director. While our Principles of Corporate Governance allow for the positions of the Office of Chairman and the Chief Executive Officer to be held by the same person we believe that leadership of the board of directors is best conducted by an independent Chairman. In exercising its duties to our shareholders, our board members should not be conflicted in any way. To minimize potential conflicts, we have limited the members of our board who are not independent to our Chief Executive Officer. We believe that this board leadership structure is appropriate in maximizing the effectiveness of our board oversight and in providing perspective to our business that is independent from management.

The board has responsibility for oversight of our risk management process. The board exercises its risk oversight responsibilities through the Finance and Risk Management Committee, with respect to credit commodity and other financial risks, and the Audit Committee, with respect to financial reporting, compliance and technology risks. Both of these committees receive regular reports from management regarding risks faced in our business including operational and project risk. In addition, the Compensation Committee provides oversight with respect to risks that may be created by our compensation programs. Management has undertaken, and the Compensation Committee has reviewed an evaluation of the incentives to our employees to take risks that are created by our compensation programs. Based upon that evaluation, we have concluded that our compensation programs do not create risks that are reasonably likely to result in a material adverse effect on the Company. The board as a whole exercises its oversight responsibilities with respect to other business risks that our Company faces, including strategic and competitive risks and risks related to succession of our CEO and other members of management.

Independence of Directors

The Board of Directors may determine a director to be independent if the Board has affirmatively determined that the director has no material relationship with Spectra Energy or its consolidated subsidiaries, either directly or as a shareholder, director, officer or employee of an organization that has a relationship with Spectra Energy or its subsidiaries. Independence determinations are made on an annual basis at the time the Board of Directors approves director nominees for inclusion in the annual proxy statement and, if a director joins the Board between Annual Meetings, at such time.

The Board of Directors has determined that none of Messrs. Adams, Anderson, Comper, Esrey, Hamilton, Hendrix, McShane and Phelps and Ms. Carter, has a material relationship with Spectra Energy or its subsidiaries, and they are, therefore, independent under the listing standards of the NYSE. In reaching this conclusion, the Board of Directors considered all transactions and relationships between each director or any member of his or her immediate family and Spectra Energy and its subsidiaries.

To assist in this determination, the Board of Directors adopted the following categorical standards for relationships that are deemed not to impair a director’s independence:

Relationship	Requirements for Immateriality of Relationship

Personal Relationships

The director or immediate family member resides within a service area of, and is provided with utility service by, Spectra Energy or its subsidiaries.

•   Utility services must be provided in the ordinary course of the provider’s business and at rates or charges fixed in conformity with law or governmental authority, or if the service is unregulated, on arm’s-length terms.

The director or immediate family member holds securities issued publicly by Spectra Energy or its subsidiaries.	• The director or immediate family member can receive no extra benefit not shared on a pro rata basis.

The director or immediate family member receives pension or other forms of deferred compensation for prior service, or other compensation unrelated to director or meeting fees, from Spectra Energy or its subsidiaries.

•   The compensation cannot be contingent in any way on continued service, and

•   The director has not been employed by Spectra Energy or any company that was a subsidiary of Spectra Energy at the time of such employment for at least three years, or the immediate family member has not been an executive officer of Spectra Energy for at least three years and any such compensation that is not pension or other forms of deferred compensation for prior service cannot exceed $10,000 per year.

Business Relationships

Payments for property or services are made between Spectra Energy or its subsidiaries and a company associated* with the director or immediate family member who is an executive officer of the associated company.

•   Payment amounts must not exceed the greater of $1,000,000 or 2% of the associated company’s revenues in any of its last three fiscal years, and

•   Relationship must be in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

Indebtedness is outstanding between Spectra Energy or its subsidiaries and a company associated* with the director or immediate family member.

•   Indebtedness amounts must not exceed 5% of the associated company’s assets in any of its last three fiscal years, and

•   Relationship must be in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

The director or immediate family member is a non management director of a company that does business with Spectra Energy or its subsidiaries or in which Spectra Energy or its subsidiaries have an equity interest.	• The business must be done in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

Relationship	Requirements for Immateriality of Relationship

An immediate family member is an employee (other than an executive officer) of a company that does business with Spectra Energy or its subsidiaries or in which Spectra Energy or its subsidiaries have an equity interest.	• If the immediate family member lives in the director’s home, the business must be done in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

The director and his or her immediate family members together own 5% or less of a company that does business with Spectra Energy or its subsidiaries or in which Spectra Energy or its subsidiaries have an equity interest.	• None

Charitable Relationships

Charitable donations or pledges are made by Spectra Energy or its subsidiaries to a charity associated* with the director or immediate family member.	• Donations and pledges must not result in payments exceeding the greater of $100,000 and 2% of the charity’s revenues in any of its last three fiscal years.

A charity associated* with the director or immediate family member is located within a service area of, and is provided with utility service by, Spectra Energy or its subsidiaries.

•   Utility service must be provided in the ordinary course of the provider’s business and at rates or charges fixed in conformity with law or governmental authority, or if the service is unregulated, on arm’s-length terms.

Payments for property or services are made between Spectra Energy or its subsidiaries and a charity associated* with the director or immediate family member.	• Relationships must be in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms or subject to competitive bidding.

*	An “associated” company is one (a) for which the director or immediate family member is general partner, principal or employee, or (b) of which the director and immediate family members together own more than 5%. An “associated” charity is one for which the director or immediate family member serves as an officer, director, advisory board member or trustee.

For purposes of these standards, immediate family members include a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers-and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home. For purposes of the contribution relationship described under “Charitable Relationships” above, payments exclude amounts contributed or pledged to match employee contributions or pledges.

Board Committees

The Board of Directors has four standing committees, which are described below. Each committee operates under a written charter adopted by the Board of Directors. The charters are posted on our website at www.spectraenergy.com/investors/governance and are available in print to any shareholder upon request. In addition, our non-management directors regularly meet in executive sessions over which the Chairman presides.

Name	Audit	Compensation	Corporate Governance	Finance and Risk Management
A. Adams	X			X
P. Anderson				•
P. Carter		X	X
F. Comper		X		X
G. Ebel
W. Esrey	X		X
P. Hamilton	•		X
D. Hendrix		X	•
M. McShane	X			X
M. Phelps		•		X

•	Committee Chair

Audit Committee

The Audit Committee selects and retains a firm of independent public accountants to conduct audits of the accounts of Spectra Energy and its subsidiaries. It also reviews with the independent public accountants the scope and results of their audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of Spectra Energy and its subsidiaries, and makes reports and recommendations to the Board as it deems appropriate. The Audit Committee is responsible for approving all audit and permissible non-audit services provided to Spectra Energy by its independent public accountants. See “Independent Public Accountants” for additional information on the Audit Committee’s pre-approval policy. During 2009, the Audit Committee met eleven times and each of its members attended at least 75% of the meetings.

Each of the members of the Audit Committee has been determined to be “independent” within the meaning of the NYSE’s listing standards, Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or Exchange Act, and Spectra Energy’s categorical standards for independence. In addition, each of the members meets the expertise requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that Messrs. Esrey, Hamilton and McShane are “audit committee financial experts” as defined under SEC rules.

Compensation Committee

The Compensation Committee establishes and reviews the overall compensation philosophy, reviews and approves the salaries and other compensation of certain employees, including all executive officers of Spectra Energy, reviews and approves compensatory agreements with executive officers, approves equity grants and reviews the effectiveness of, and approves changes to, the compensation program. This Committee also performs an annual evaluation of the performance of the Chief Executive Officer with input from the full Board of Directors. In addition, this Committee makes recommendations to the Board of Directors on compensation for outside directors. During 2009, the Compensation Committee met seven times and each of its members attended at least 75% of the meetings.

Each member of the Compensation Committee is considered to be (1) “independent” under the currently applicable listing standards of the NYSE; (2) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and (3) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Corporate Governance Committee

The Corporate Governance Committee considers matters related to corporate governance and formulates and periodically revises governance principles. It recommends the size and composition of the Board of Directors and its committees and recommends potential successors to the Chief Executive Officer. This committee also recommends to the Board the slate of nominees, including any nominees recommended by shareholders, for director for each year’s Annual Meeting and, when vacancies occur, names of individuals who would make suitable directors of Spectra Energy. This committee may engage an external search firm or third party to identify or evaluate or to assist in identifying or evaluating a potential nominee. Please read the Report of the Corporate Governance Committee contained in this proxy statement for more information regarding our director selection process. During 2009, the Corporate Governance Committee met four times and each of its members attended at least 75% of the meetings.

Each member of the Corporate Governance Committee has been determined to be “independent” within the meaning of the NYSE’s listing standards and Spectra Energy’s categorical standards for independence.

Finance and Risk Management Committee

The Finance and Risk Management Committee reviews Spectra Energy’s financial and fiscal affairs and makes recommendations to the Board of Directors regarding dividends, financing and fiscal policies. It reviews the financial exposure of Spectra Energy, as well as mitigating strategies, reviews Spectra Energy’s risk exposure as related to the overall company portfolio and impact on earnings and reviews the financial impacts of major transactions as related to mergers, acquisitions, reorganizations and divestitures. During 2009, the Finance and Risk Management Committee met six times and each of its members attended at least 75% of the meetings.

Transactions with Related Persons

The Board is responsible for the oversight and approval (or ratification) of any transaction, relationship or arrangement involving Spectra Energy or a consolidated subsidiary and in which one of the following related persons have a direct or indirect material interest: a director, director nominee or executive, a beneficial owner of more than 5% of our common stock, their immediate family members, and an entity (including charitable organizations) in which one of the forgoing persons is employed, controls, has a substantial interest in or is a general partner, principal or in a similar position. We refer to these as related person transactions.

We have a written policy that sets out procedures for the reporting, review and approval (or ratification) of related person transactions. Under the this policy, the Corporate Governance Committee evaluates related person transactions based on the relevant facts and approves only those related person transactions that are consistent with the best interests of the Company and its shareholders as the committee determines in good faith. The Corporate Governance Committee considers the appropriateness of any related person transaction in light of all relevant factors and the controls implemented to protect the interests of the Company and its shareholders, including:

•	the benefits of the transaction to the Company;

•	the terms of the transaction and whether they were made on an arm’s-length basis and in the ordinary course of the Company’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Director Evaluation

The Board and each of its standing committees have conducted self evaluations related to their performance in 2009. The performance evaluations were overseen by the Corporate Governance Committee and were discussed with the full Board. There were no material changes to the processes and governance procedures conducted by the Board and its committees as a result of the self evaluations.

Directors’ Compensation

Directors who are Spectra Energy employees do not receive compensation for their services as directors. The following is a description of Spectra Energy’s compensation program for non-employee directors for 2009.

Type of Fee	Fee (Other Than for Meetings)	Meeting Fees
		In-Person Attendance at Meetings Held in Conjunction With a Regular Board Meeting	In-Person Meetings Not Held in Conjunction With a Regular Board Meeting	Telephonic Participation in Meetings
Annual Board Retainer (Cash)	$50,000
Annual Board Retainer (Stock)	$75,000
Board Meeting Fees		$2,000	$2,500	$2,000
Annual Audit Committee Chair Retainer	$20,000
Annual Chair Retainer (Other Committees)	$10,000
Audit Committee Meeting Fees		$3,000	$2,500	$2,000
Other Committee Meeting Fees		$2,000	$2,500	$2,000

Annual Stock Retainer for 2009. In 2009, each director received a grant of a number of shares of Spectra Energy stock equal to $75,000 divided by the closing price of Spectra Energy’s common stock on the NYSE on the date of grant.

Compensation of the Chairman of the Board. Our Compensation Committee determined an amount of $175,000 to be an appropriate level of compensation for our Chairman of the Board in addition to the fees paid to him for service as a non-employee director.

Charitable Giving Program. Spectra Energy maintains a Directors’ Charitable Giving Program under which one of our current directors remains eligible. Eligibility for this program has been frozen and no director who is not currently eligible may become eligible in the future. Under this program, the Spectra Energy Foundation will make, upon the director’s death, donations of up to $1,000,000 to charitable organizations selected by the director. A director may request that donations be made under this program during the director’s lifetime, in which case the maximum donation will be reduced on an actuarially-determined net present value basis. The only eligible director is Mr. Esrey. In addition, Spectra Energy maintains The Spectra Energy Foundation Matching Gifts Program under which Spectra Energy will match contributions to qualifying institutions of up to $7,500 per director (or employee) per calendar year, which amount was increased from $5,000 beginning in 2010. In 2009, the Spectra Energy Foundation made matching charitable contributions on behalf of Ms. Carter and Messrs. Anderson, Adams and Comper in an amount of $5,000 each.

Expense Reimbursement and Insurance. Spectra Energy reimburses outside directors for expenses reasonably incurred in connection with attendance and participation at Board and Committee meetings and special functions.

Stock Ownership Guidelines. Outside directors are subject to stock ownership guidelines that establish a target level of ownership of Spectra Energy common stock (or common stock equivalents) of 10,000 shares. The target level for the Chairman of the Board is 15,000 shares. Directors are required to satisfy the ownership target within five years after becoming subject to the policy. At the end of 2009, the targeted ownership level had been met by all directors, except one who joined the Board in 2008 and is on track to satisfy the ownership requirement within the five year transition period.

The following table describes the compensation earned during 2009 by each individual who served as an outside director during 2009.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Options Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
A. Adams	106,000	75,000	—	—	—	181,000
P. Anderson	90,000	75,000	—	—	—	165,000
P. Carter	86,000	75,000	—	—	—	161,000
F. Comper	94,000	75,000	—	—	—	169,000
W. Esrey	224,332	75,000	—	—	—	299,332
F. Fowler (1)	26,666	25,005	—	—	—	51,666
P. Hamilton	116,332	75,000	—	—	—	191,332
D. Hendrix	100,000	75,000	—	—	—	175,000
M. McShane	102,000	75,000	—	—	—	177,000
M. Phelps	104,000	75,000	—	—	—	179,000

(1)	Fred J. Fowler retired from the Board in May 2009.
(2)	This column reflects the aggregate grant date fair value of the stock awarded computed in accordance with FASB ASC Topic 718.

The value of all perquisites and other personal benefits or property received by each director in 2009 was less than $10,000 and are not included in the above table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED SHAREHOLDER MATTERS

The following table indicates the amount of Spectra Energy common stock beneficially owned by the directors, the executive officers listed in the Summary Compensation Table under “Executive Compensation” below (referred to as the Named Executive Officers), and by all directors and executive officers as a group as of February 15, 2010. In addition, the table shows the number of common units of Spectra Energy Partners, LP, or SEP, beneficially owned by such individuals. SEP is a publicly traded master limited partnership of which Spectra Energy owns approximately 74% of the outstanding equity interests.

Name or Identity of Group	Number of Shares Held	Number of Shares Acquirable within 60 days	Total Shares Beneficially Owned (1)	Percent of Class	Total Units of SEP Beneficially Owned
Dorothy M. Ables	99,629	17,994	117,623	*	2,000
Austin A. Adams	34,622	—	34,622	*	909
Paul M. Anderson	799,923	—	799,923	*	—
Pamela L. Carter	10,440	—	10,440	*	909
F. Anthony Comper	13,166	—	13,166	*	348
Gregory L. Ebel	82,998	39,441	122,439	*	2,000
William T. Esrey	66,514	182	66,696	*	909
Peter B. Hamilton	13,697	—	13,697	*	909
Alan N. Harris	104,809	32,364	137,173	*	—
Reginald D. Hedgebeth	1,022	5,000	6,022	*	—
Dennis R. Hendrix	248,013	182	248,195	*	13,709
Michael McShane	7,580	—	7,580	*	—
Michael E. J. Phelps	77,303	182	77,485	*	909
J. Patrick Reddy	5,804	—	5,804	*	—
Directors and executive officers as a group	1,565,520	95,345	1,660,865	*	22,602

*	Represents less than 1%.
(1)	Includes shares underlying vested phantom units held under Spectra Energy’s Director and Executive Savings Plans.

The following table lists the beneficial owners of 5% or more of Spectra Energy’s outstanding shares of common stock as of February 15, 2010. This information is based on the most recently available reports filed with the SEC and provided to us by the company listed.

	Shares of common stock
Name and Address of Beneficial Owner	Beneficially Owned	Percentage
Barrow, Hanley, Mewhinney & Strauss, Inc. (1)	47,068,727	7.28%
2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761

Vanguard Windsor Funds—Vanguard Windsor II Fund (2)	32,337,100	4.99%
100 Vanguard Blvd., Malvern, PA. 19355

T. Rowe Price Associates, Inc. (3)	33,013,568	5.10%
100 E. Pratt Street, Baltimore, Maryland 21202

Blackrock, Inc. (4)	34,942,026	5.40%
40 East 52nd Street, New York, New York 10022

(1)	According to the Schedule 13G/A filed on February 9, 2010 by Barrow, Hanley, Mewhinney & Strauss, Inc., these shares are beneficially owned by its clients, and it has sole voting power with respect to 9,661,570 shares, shared voting power with respect to 37,407,157 shares, and sole dispositive power with respect to all of these shares.
(2)	According to the Schedule 13G/A filed on February 4, 2010 by Vanguard Windsor Funds, these shares are beneficially owned by its clients, and it has sole voting power with respect to all of these shares.
(3)	According to the Schedule 13G filed on February 11, 2010 by T. Rowe Price Associates, Inc., these shares are beneficially owned by its clients, and it has sole voting power with respect to 7,526,448 shares and sole dispositive power with respect to 32,945,718 shares.
(4)	According to the Schedule 13G filed on January 29, 2010 by Blackrock, Inc., these shares are beneficially owned by its clients, and it has sole voting power and sole dispositive power with respect to all of these shares.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Spectra Energy’s audited financial statements for the fiscal year ended December 31, 2009.

The purpose of the Audit Committee is to assist the Board in its general oversight of Spectra Energy’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.spectraenergy.com/investors/governance.

The Audit Committee has reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP (“Deloitte”), Spectra Energy’s independent public accountants. Management is responsible for the preparation, presentation and integrity of Spectra Energy’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

We reviewed Spectra Energy’s audited financial statements with management and Deloitte, and met separately with both management and Deloitte to discuss and review those financial statements and reports prior to issuance. These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management has represented, and Deloitte has confirmed, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence from Spectra Energy and its subsidiaries, and has discussed with Deloitte the firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and Deloitte referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Spectra Energy’s 2009 Form 10-K, for filing with the SEC.

Audit Committee

Peter B. Hamilton (Chair)

Austin A. Adams

William T. Esrey

Michael McShane

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Michael E. J. Phelps (Chair)

Pamela L. Carter

F. Anthony Comper

Dennis R. Hendrix

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis is intended to provide information about the design and purpose of compensation programs applicable to the officers of Spectra Energy listed in the Summary Compensation Table. We refer to these officers as the named executive officers.

Our compensation programs are designed to attract, retain and motivate executives of high caliber who are expected to create value for shareholders. To achieve these objectives, we design compensation opportunities for executives based on the following philosophies:

•

Compensation opportunities as measured by the sum of salary, cash bonus target and the targeted value of long-term compensation awards should be sufficiently competitive (as measured in relation to the median of the markets for which we compete for executives), to attract, retain and motivate our executives.

•

Approximately two-thirds of the compensation available for our leadership employees generally, and our named executive officers specifically, should be contingent on the attainment by the Company of both short-term and long-term performance measures as well as the achievement of individual performance goals.

•

Compensation opportunities should be aligned with the interests of shareholders, and incentive programs should be designed in consideration of their impact on shareholders both immediately and in the long term.

•	Fringe benefits, perquisite programs and other forms of indirect compensation programs should be minimized.

In general, the cash bonuses available to our named executive officers depend upon attaining corporate goals that we believe are in line with our shareholders’ interests. Specifically, eighty percent of the cash bonus paid to the named executive officers is based upon targets for the Company’s earnings per share and the EBIT and return on capital employed of our core pipeline business. The remaining twenty percent is based upon achieving individual objectives. We have structured our short-term incentive program in this manner to provide substantial incentives to reach short term strategic objectives that are aligned with our long term strategic plan. We discuss the reasons for choosing these measures of performance in greater detail under “—2009 Compensation Opportunities—Short-Term Incentives.” In addition, a substantial portion of the compensation opportunities for our named executive officers consist of long-term equity based incentives that are designed to both align our executives’ interests with our shareholders’ long-term interests and provide meaningful retention incentives. Fifty percent of the long-term incentive grants made to our named executive officers are based on the total shareholder return of our common stock and the remainder is subject to vesting requirements over three years. Please see “—2009 Compensation Opportunities—Long-Term Incentives” for a more detailed discussion.

Overview of 2009 Company Performance

Our 2009 annual results reflected solid earnings and strong performance from our core, fee-based businesses. Ongoing earnings per share of $1.18 for 2009 exceeded our earnings estimate by $0.03 but was below our 2009 short-term incentive target of $1.30 by 9% and resulted in a payout for that metric of our short term incentive plan that was 80% of target. Our return on capital employed and EBIT for Spectra Energy Transmission significantly exceeded targeted amounts. As a result of these results for 2009, the short term incentive plan bonuses were awarded to our named executive officers at an average of approximately 122% of target amounts. Please see “—2009 Compensation Opportunities—Short-Term Incentives” for a discussion of how we set our target levels.

Committee Overview

The Spectra Energy Compensation Committee (the “Committee”) is comprised of Mr. Michael E. J. Phelps (Chair), Ms. Pamela Carter, Mr. F. Anthony Comper and Mr. Dennis R. Hendrix and operates under a written charter adopted by the Board of Directors. The charter is available to view at www.spectraenergy.com/investors/governance. Each member of the Committee is an independent director and has either served on other public company compensation committees or as the chief executive of a business unit. Through his or her executive experience for large public companies, each member of the Committee has had significant responsibility for the design and administration of executive compensation programs. Mr. Phelps has over ten years of experience serving as a member and chairman of the compensation committees of the Canadian Imperial Bank of Commerce, Fairborne Energy, Kodiak Exploration and Canadian Pacific Railways. In addition, Mr. Phelps served as the Chairman, President and CEO of Westcoast Energy Inc. prior to its acquisition by a predecessor of Spectra Energy. Mr. Hendrix previously served on the compensation committee of Newfield Energy as well as the Chairman, President and CEO of PanEnergy Corp, a predecessor of Spectra Energy. Ms. Carter has served as President of two business units at Cummins Inc., a global manufacturer of engines and related technologies. Mr. Comper is the retired President and Chief Executive Officer of the Bank of Montreal, one of the largest banks in North America.

The fundamental responsibilities of the Spectra Energy Compensation Committee are to: (1) establish and review the overall compensation philosophy of Spectra Energy as it applies to the compensation of executives of Spectra Energy; (2) review and approve corporate goals and objectives relevant to Chief Executive Officer compensation and evaluate the Chief Executive Officer’s performance in light of those goals and objectives; (3) review and approve the annual salary, short-term incentive opportunities, long-term incentive opportunities, and other benefits of the Chief Executive Officer and other executive officers; (4) review and approve any employment or severance agreement entered into with an executive officer; (5) approve equity grants under Spectra Energy’s long-term incentive plan; (6) approve changes to Spectra Energy’s compensation program; (7) review and recommend to the full Spectra Energy Board the compensation of non-employee directors; and (8) review and discuss with management the Company’s disclosures related to compensation.

Committee Meetings

It is expected that the Committee will meet as often as is necessary to perform its duties and responsibilities. In 2009, the Committee met seven times.

The Committee’s Chair works with management to establish the meeting agenda. The Committee receives and reviews materials in advance of each meeting including information that management believes will be helpful to the Committee as well as materials the Committee has specifically requested. In 2009, these materials addressed such matters as (1) the competitiveness of executive compensation programs based on market data; (2) total compensation provided to executives; (3) trends in executive compensation and/or benefits; (4) executive stock ownership levels; and (5) corporate and individual performance compared to predetermined objectives. The CEO and other members of management may attend Committee meetings, as invited.

Committee Advisors

The Spectra Energy Compensation Committee has engaged ExeQuity, LLP, an independent consulting firm, to report directly to the Spectra Energy Compensation Committee with respect to matters related to executive compensation, best practices and analysis of meeting materials prepared by management. ExeQuity generally confers with the Chair of the Committee and the Committee itself and discusses compensation matters with management on a limited basis. In addition, ExecQuity meets with the Committee in executive session without the presence of management following each meeting. ExeQuity performs no other services for the Company other than its services as independent consultant to the Compensation Committee.

In 2009, ExeQuity reviewed materials provided to the Compensation Committee by management, consulted with the chairman prior to meetings regarding agenda items and attended meetings of the Compensation Committee.

Management’s Role in the Compensation-Setting Process

Members of Spectra Energy’s management, including the CEO, participate in various aspects of the compensation setting process including:

•	recommending compensation programs, compensation policies, compensation levels and incentive opportunities;

•	compiling, preparing and distributing materials for Compensation Committee meetings, including market data;

•	recommending performance targets and objectives; and

•	assisting in the evaluation of employee performance, other than the performance of the CEO, whose performance is reviewed by the independent members of the Board of Directors.

In developing its recommendations regarding compensation, management engages the services of outside consulting organizations, including Towers Watson, formerly Towers Perrin. These consultants may be asked to attend Committee meetings from time to time to discuss research and reports prepared at management’s request.

Elements of the Compensation Program

The objective of our compensation program is to link total compensation to both individual and company performance, on both a short and long term basis, with significant percentages of potential earning opportunities based on the achievement of predetermined performance targets. As such, our compensation program is a valuable tool that assists Spectra Energy in attracting, retaining and motivating well qualified executives.

The following table sets forth the principal components of compensation for our named executive officers:

Component	Description	Rationale
Salary	Compensation paid in cash throughout the year.	Provides compensation for performing day-to-day responsibilities.

Short-Term Incentive	Annual cash payment based on the achievement of defined financial and individual performance goals.	Makes significant percentage of cash compensation contingent on specific financial targets and individual performance objectives. These objectives are considered to be appropriate measures of the business imperatives that are necessary to build a solid record of financial success and operational excellence.

Long-Term Incentive	Performance units and phantom awards.	Rewards long-term company performance, establishes economic alignment of executives with shareholders, creates equity ownership and provides a retention incentive.

Retirement	Company sponsored retirement and savings plans.	Provides retention incentives. Rewards service through retirement-related payments and provides savings opportunities.

Severance	Change of control agreements that provide benefits upon termination following a change of control of Spectra Energy.	Achieves management continuity and focus on best results for shareholders in the event of a change of control of the company.

Factors Considered When Determining Total Compensation

Group Comparison. The Compensation Committee sets salaries and short-term and long-term incentive target levels based in part on what we believe to be the market median of compensation available to our executives in the market. The market for highly talented executives is competitive, and we believe our success depends on our ability to attract and retain executives who are motivated through our compensation programs to successfully execute our long term objectives. We believe that our hiring objectives cannot be achieved unless we offer compensation opportunities that are competitive in the marketplace. Accordingly, we use comparable market median data as a starting point for determining the adequacy of the compensation opportunities provided to our executives.

We would prefer to define the market median based on the practices of a sizeable peer group of companies with market capitalization and revenues comparable to Spectra Energy and with lines of business that are similar to ours. However, there are not sufficient companies comparable to us in size, market capitalization and lines of business to comprise such a peer group. Therefore, in setting compensation targets, the Committee takes into consideration (1) information from the public filings of companies that are representative of companies in our markets that compete with us for executive talent, which we refer to as the Compensation Reference Group, and (2) data from published survey sources. Companies included in the Compensation Reference Group are listed below.

Compensation Reference Group

CenterPoint Energy	Dominion Resources	DTE Energy

El Paso Corp.	Enbridge, Inc.	Equitable Resources

National Fuel Gas Co.	NiSource	ONEOK, Inc.

Questar Corp.	Sempra Energy	Southern Union Company

TransCanada Corp.	Williams Companies

The Compensation Committee also considers trends in the broader market that are extracted from general industry survey data. Specifically, the Compensation Committee has chosen to use the Towers Perrin 2009 Compensation Data Base© General Industry Survey as a source of market information because the Committee believes that the survey provides a reliable indication of compensation practices in companies that are comparable in size to Spectra Energy as measured by revenues.

External Market Conditions and Individual Factors. In addition to using benchmark survey data, the Compensation Committee also takes into account external market conditions and individual factors when establishing the total compensation of each named executive officer. Some of these factors include the executive’s level of experience, the executive’s tenure and responsibilities, the executive’s position, competitive pressures for that position within the industry, economic developments, the condition of labor markets and the financial and market performance of the Company. To assist in its evaluation, the Compensation Committee uses tally sheets that assign a dollar amount to each compensation element and outline the detailed aspects of an executive’s historical and proposed compensation. Finally, the Compensation Committee considers internal equity when evaluating the compensation of our named executive officers relative to one another.

Risk Assessment of Total Compensation. The Compensation Committee reviews the alignment of the executive compensation program components with the interests of shareholders, in addition to market factors. The overall compensation mix of short-term and long-term compensation opportunities for our executives, as well as the components of these incentive opportunities are balanced to mitigate undue risk and promote the health of the Company. In our short-term program, no single measure is greater than 30% of an individual’s targeted award. The short-term measures balance the importance of generating short-term earnings with the efficiency and effectiveness of our employed capital. Half of each executive’s long-term opportunity is contingent on the performance of Spectra Energy’s stock relative to our peers and stock ownership levels are required by each executive, which provides continued alignment to encourage the long-term growth of the company.

2009 Compensation Opportunities

The base salary, short-term incentive opportunity and long-term incentive opportunity established for each of our named executive officers is intended to provide total target compensation in the range of the market median for individuals in comparable positions and markets in which we compete for executive talent. For 2009, the total target pay opportunity was slightly below the market median for our named executive officers, as they were new to their positions. Consistent with our objectives, an average of 70% of the 2009 compensation opportunity provided to our named executive officers was in the form of short-term and long-term incentives, and an average of 48% of named executive officers’ compensation opportunity was in the form of long-term incentives alone. The following shows the percentage distribution of total compensation for our CEO and for the other named executive officers.

The following table shows the 2009 target direct pay opportunities for our named executive officers.

2009 Target Pay Opportunity

Name	Salary	Short-Term Incentive Target Opportunity	Long-Term Incentive Target Opportunity	Total Target Pay Opportunity
Gregory L. Ebel	$850,000	90%	250%	$3,740,000
J. Patrick Reddy	$500,000	75%	155%	$1,650,000
Alan N. Harris	$500,000	75%	155%	$1,650,000
Reginald D. Hedgebeth *	$475,000	65%	150%	$1,496,250
Dorothy M. Ables	$370,500	60%	125%	$1,055,925

*	The figures represent Mr. Hedgebeth’s twelve month salary and pay opportunity. Because Mr. Hedgebeth joined Spectra Energy on March 31, 2009, his actual earnings for 2009 were commensurately less.

Salary and Total Pay Opportunity. At the end of 2008 the Committee considered whether adjustments to salaries were appropriate and adjusted salaries of the named executive officers based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions obtained from market surveys and internal comparisons. In setting salaries, the Committee reviewed the total target pay opportunities for our executives to evaluate whether such opportunities are competitive with levels that our executives could earn at companies with whom we compete for talent. The Compensation Committee approves all salary adjustments for executive officers.

The largest adjustment was made to Mr. Ebel’s compensation primarily due to his promotion from Chief Financial Officer to President and Chief Executive Officer. Mr. Ebel’s salary was determined to be competitive in the market place, but below the market median. In addition, Mr. Ebel’s short term and long term incentive opportunity levels were increased to a level consistent with market levels. Please see “—Compensation of the Chief Executive Officer” for a detailed discussion of Mr. Ebel’s compensation. The salaries and incentive target opportunities of Mr. Harris and Ms. Ables were also increased significantly primarily to reflect additional responsibilities assumed by them in connection with the management team transition that occurred at the end of 2008. The compensation of Mr. Hedgebeth and Mr. Reddy were negotiated as part of the hiring process and are consistent with the salaries and incentive opportunities available in the market.

Short-Term Incentives. Short-term incentive opportunities, awarded under the Spectra Energy Executive Short-Term Incentive (STI) Plan for 2009, were designed to compensate executives for individual and company performance during the year based on goals set at the beginning of the year. The threshold, target and maximum incentive opportunities for each participant in the STI Plan during 2009 were established as a percentage of base salary. Bonuses were earned based on the achievement of individual and corporate goals as determined by the Compensation Committee. Target STI awards expressed as a percentage of base annual salary for our named executive officers in 2009 are reflected in the 2009 Target Pay Opportunity table above.

Under guidelines adopted for the 2009 STI program, participants were eligible to receive up to 190% of the amount of their STI target, depending on actual performance. Up to 200% of the target bonus amount contingent on financial or operational measures could be paid if performance at a specified maximum level was achieved. The maximum that could be earned for performance on individual measures was 150% of target. The amount that could be paid for performance at a specified minimum level for any measure was 50% of the target amount. 100% of the target amount would be paid for performance at the target level. No compensation was to be earned if performance fell below a specified minimum level.

As shown in the following table, STI payments for the named executive officers were based on the achievement of individual goals and financial objectives related to management responsibilities for Spectra Energy, including Spectra Energy’s ongoing earnings per share (EPS) and EBIT and return on capital employed (ROCE) of Spectra Energy Transmission.

2009 Target STI Payment Measures

Measures	Percentage
Spectra Energy Ongoing EPS	30%
Spectra Energy Transmission Return on Capital Employed	25%
Spectra Energy Transmission EBIT	25%
Individual Objectives	20%

Ongoing EPS was chosen as a measure because we believe that it is one of the primary measures used by the investment community in valuing Spectra Energy. The EPS target was set at $1.30, which was $0.15 above the $1.15 earnings per share that we estimated we would achieve in 2009 but $0.53 below our actual earnings per share for 2008, which was primarily an effect of the significantly lower commodity prices anticipated for 2009. Because our earnings estimate for 2009 was below the actual earnings achieved in the prior year, we set a target for this metric that represented performance that exceeded our earnings expectations. The EPS amount corresponding to the payout maximum was set at $1.83, or 41% above the target, and was judged to be an earnings level that was possible if financial performance was far superior to our original expectations and equivalent to the highest EPS level achieved in our Company’s history. The EPS level corresponding to the payout minimum was set at approximately 23% below the target level, or 13% below our earnings per share estimate for the year, which was deemed to be an amount of earnings that warranted consideration for incentive pay.

Spectra Energy Transmission EBIT is used by management as a measure of the effectiveness of the natural gas pipeline business’s ability to generate earnings without considering interest or taxes. Fifty percent of the effect of exchange rate fluctuations in Canadian currency, the effects of changes in commodity prices and any contributions to earnings by DCP Midstream were excluded from the calculation of EBIT in an attempt to make this measure a clear gauge of the performance of Spectra Energy’s three core business units. Target performance was set at a level that matched our corporate forecasts. Maximum payout level was set at a level judged to be difficult to achieve, and a minimum payout was set at a level considered to be the lowest level of performance that would justify a reduced payout.

Spectra Energy Transmission Return on Capital Employed was chosen as a measure because it reflects efficiency and effectiveness of capital deployment in our core business. Our core business is capital intensive and depends on the effective execution of our pipeline projects. Our ability to achieve our targeted returns on these projects is vital to the success of our business. We define this measure as Spectra Energy EBIT (excluding results from DCP Midstream) divided by Spectra Energy’s annual average total debt plus equity minus cash on hand and our investment in DCP Midstream. Target performance was set at a level consistent with corporate forecasts. Similar to other measures, maximum and minimum performance were set, respectively, at levels deemed by the Compensation Committee to be significant challenges or minimally acceptable.

A summary of the 2009 individual objectives for each named executive officer, which account for 20% of an executive’s short-term bonus target, and each objective weighting are shown in the following table.

Objective	Mr. Ebel	Mr. Reddy	Mr. Harris	Mr. Hedgebeth	Ms. Ables
Promote leadership in enhancing safety culture and achievement of a zero injury culture	33%	25%	15%	20%	15%
Leadership and employee development and diversity	—	—	—	—	25%
Cost management initiatives at the corporate and Spectra Energy Transmission levels	—	25%	15%	—	15%
Management of capital expansion projects	33%	—	40%	40%	—
Management of strategic initiatives	—	—	30%	—	—
Enhancement of the Company’s financial strength	34%	50%	—	—	—
FERC Compliance	—	—	—	20%	20%
Enhancement of the Company’s IT security	—	—	—	—	25%
Government relations strategy	—	—	—	20%	—

Determination of 2009 Short-Term Incentive Payments

At the end of the 2009 cycle, management prepared a report on the achievement of financial goals. These results were reviewed and approved by the Compensation Committee in February 2010 along with a review of the achievement of the named executive officers’ individual goals, including a calculation of the percentage achievement of each for purposes of the STI program. For the named executive officers other than the CEO, performance for each individual objective was calculated and the CEO’s recommendation was reviewed by the Compensation Committee, which then approved the final performance results and payment of bonuses. In the case of the CEO, performance scores on financial and individual objectives, were reviewed and approved by the Compensation Committee and reviewed by the Board prior to payment of his annual short term incentive.

The amounts set forth below show the target amounts for achieving the threshold, target and maximum levels established for each financial goal as well as the actual result. For each category, achievement of the Threshold, Target and Maximum amounts would result in the payment of 50%, 100% and 200%, respectively, of the target level. For instance, the short-term incentive payment for an executive associated with Spectra Energy’s EPS results was calculated as 30% of such executive’s target bonus opportunity multiplied by the actual percentage achieved, which was 80%.

Measures	Threshold	Target	Maximum	Actual	Percentage Achieved
Spectra Energy Ongoing EPS	$1.00	$1.30	$1.83	$1.18	80%
Spectra Energy Transmission Return on Capital Employed	10.1%	10.6%	11.7%	11.2%	155%
Spectra Energy Transmission EBIT (in millions)	$1,375	$1,450	$1,600	$1,543	162%

The following table is a summary of the awards made to each of our named executive officers together with the ratings achieved for individual goals. Satisfaction of individual goals at the Threshold, Target and Maximum levels results in the payment of 50%, 100% and 150%, respectively, of the target level.

2009 STI Awards

Name	Short-Term Incentive Award	Rating on Individual Goals	Actual Payout as a Percent of Target Short-Term Incentive Award
Gregory L. Ebel	$926,893	122%	121%
J. Patrick Reddy	$458,449	128%	122%
Alan N. Harris	$462,938	134%	123%
Reginald D. Hedgebeth	$284,945	126%	122%
Dorothy M. Ables	$269,889	123%	121%

In calculating final bonus amounts shown above the Compensation Committee applied a 5% reduction to the earned awards for each of our named executive officers due to not fully meeting the safety goals and expectations for employees and contractors for 2009.

Long-Term Incentives. We provide long-term incentive opportunities to our executive officers to achieve an alignment of executive and shareholder interests and motivate executives to achieve strategic goals that will maximize long-term shareholder value.

Beginning in 2007, the Compensation Committee undertook an extensive study of the appropriate structure of long-term awards based on its overall philosophy regarding performance-based compensation and executive ownership. As a result, the Compensation Committee decided that our long term incentive program would consist of awards that result in share ownership when certain specific performance goals are achieved in combination with phantom restricted units that vest over a three-year period. We believe that the combination of these two forms of awards is an effective means of creating a focus on returns to shareholders and retaining our executive talent in a competitive market.

The performance unit awards comprise 50% of the target value of annual long-term compensation and are earned based on how Spectra Energy performs relative to a group of energy companies over a three-year period. The companies in our long-term incentive peer group are:

Ameren Corp.	CenterPoint Energy	Consolidated Edison

Dominion Resources	DTE Energy	El Paso Corp.

Enbridge, Inc.	Equitable Resources	NiSource

National Fuel Gas Co.	ONEOK, Inc.	PG&E Corp.

Public Service Enterprise Group	Questar Corp.	Sempra Energy

Southern Union Company	TransCanada Corp.	Williams Companies

Xcel Energy

The long-term incentive peer group of 19 companies is not entirely the same as the compensation reference group discussed above for two reasons:

•	In discussions with its consultant, the Committee decided that the compensation reference group is not large enough to develop a reliable long-term measure of relative corporate performance.

•

The groups serve two different purposes. The compensation reference group provides an informal benchmark of compensation practices of companies with which we compete for executive talent, while the long-term incentive peer group provides a measure of our performance compared to companies with which we compete for capital.

The performance unit awards generally vest only to the extent our total shareholder return for our common stock is achieved over a three-year measurement period, as compared to the peer group, in accordance with the percentages outlined in the following table:

Relative Total Shareholder Return Performance Results	Percent Payout of Target Performance Units
80th Percentile or Higher	200%
50th Percentile (Target)	100%
30th Percentile	50%
Below 30th Percentile	0%

The Committee approved these payout levels after a review of similar plans in place by many of the companies in the peer group, after a review of the historical returns of the peer group and indices that track energy company performance, and after consultations with our outside compensation advisors. Once earned, performance units will be converted to shares of Spectra Energy common stock.

Phantom units comprise the remaining 50% of annual long-term compensation grant value. These units will vest at the end of three years at which time they will be converted to shares of Spectra Energy common stock. Dividend equivalents accumulated from the date of grant will be paid in cash on the number of performance units and phantom units at the time that units vest. We believe that, at this time, a long term incentive program that is comprised of equal portions of performance based equity units and time vesting units provides an appropriate level of retention incentive coupled with long term payout contingent on Company performance.

The table below shows long-term incentive awards granted to our named executive officers in 2009:

Name	Expected Value of LTI/Equity Grants as a Percentage of Base Salary	Number of Target Performance Units Granted	Number of Phantom Units Granted	Special Grants
Gregory L. Ebel	250%	90,600	84,700	—
J. Patrick Reddy	155%	33,000	30,900	18,100
Alan N. Harris	155%	33,000	30,900	—
Reginald D. Hedgebeth	150%	33,200	31,100	15,000
Dorothy M. Ables	125%	19,700	18,500	—

Each of the special grants was made as part of a negotiated compensation package for newly hired executives. We believe these grants were necessary to attract the executives to the Company while providing an incentive that is aligned with our shareholders’ long-term interests.

Retirement and Other Benefits. We provide our executives with retirement benefits under the Spectra Energy Retirement Savings Plan, the Spectra Energy Executive Savings Plan, the Spectra Energy Retirement Cash Balance Plan and the Spectra Energy Executive Cash Balance Plan. The Compensation Committee has determined that, based on market surveys, these plans are comparable to the benefits provided by our peers and provide an important tool for attracting and retaining our executives. Please refer to “Executive Compensation” for disclosure of the amounts paid to our named executive officers under these plans.

The Spectra Energy Retirement Savings Plan, a “401(k) plan,” is generally available to all employees in the United States. The plan is a tax-qualified retirement plan that provides a means for employees to save for retirement on a tax-deferred basis and to receive an employer matching contribution. Earnings on amounts credited to the Spectra Energy Retirement Savings Plan are determined by reference to investment choices (including a Spectra Energy common stock fund) selected by each participant.

The Spectra Energy Executive Savings Plan enables executives to defer compensation, and receive employer matching contributions, in excess of the limits of the Internal Revenue Code of 1986, as amended, that apply to qualified retirement plans such as the Spectra Energy Retirement Savings Plan. Earnings on amounts credited to the Spectra Energy Executive Savings Plan are determined by reference to investment choices similar to those offered under the Spectra Energy Retirement Savings Plan.

The Spectra Energy Retirement Cash Balance Plan provides a defined benefit for retirement, the amount of which is based on a participant’s cash balance account balance, which grows with monthly pay and interest credits.

The Spectra Energy Executive Cash Balance Plan provides executives with the retirement benefits to which they would be entitled under the Spectra Energy Retirement Cash Balance Plan if the limits contained in the Internal Revenue Code of 1986, as amended, did not exist.

Perquisites and Personal Benefits. Our company aircraft are for business use only and our executive officers are not allowed to initiate personal trips on corporate or charted aircraft. However, officers are permitted to invite their spouse or guests to accompany them on business trips when space is available. When the executive officer’s use of aircraft or a guest’s travel does not meet the Internal Revenue Service’s (IRS) standard for business use, the cost of that travel is imputed as income to the officer even though such travel may not have resulted in incremental cost to Spectra Energy.

Severance. The Compensation Committee believes that change in control severance arrangements serve shareholders’ best interests by diminishing the potential distraction of the executives created by the personal uncertainties and risks that may affect our executives’ focus in the context of a potential corporate restructuring or change in control transaction. These protections also help assure continuity of management in the event of certain corporate transactions.

The Compensation Committee believes that, while change in control severance agreements are a necessary element of the compensation program, executives should not be unduly enriched if and when the agreements are triggered. Accordingly, each Spectra Energy named executive officer has entered into an agreement with Spectra Energy that defines the circumstances under which severance benefits would be paid. The terms of these agreements were approved by the Compensation Committee after consultation with our outside compensation consultants and our outside counsel and include the provisions listed below, which the Compensation Committee considered to be sufficient to achieve its objectives. See Also— “Executive Compensation—Potential Payments upon Termination of Employment or Change in Control.”

•	Agreements are only triggered if there is a change in control of the company and a qualifying termination of employment. (This feature is commonly called a “double trigger”.)

•	Cash severance benefits are limited to two times annual salary plus two times annual target bonus.

•	Medical, dental and life insurance are continued during the two years following severance.

•	Provides for a lump sum payment for company savings plan and pension plan contributions.

•

There is no provision to gross-up excise taxes that may be triggered under Sec. 4999 of the Internal Revenue Code; however, severance payments may be reduced to a level that does not trigger the excise tax if the executive’s net after-tax benefits are greater than if severance benefits were not reduced, and the excise tax was triggered.

•	Executives are subject to certain non-competition and non-solicitation provisions.

Compensation of the Chief Executive Officer

On June 27, 2008 the Board of Directors announced Mr. Ebel had been selected to succeed Fred J. Fowler as President and CEO of Spectra Energy effective January 1, 2009. At the time of the announcement, Messrs. Fowler and Ebel were assigned to a newly-created office of the CEO to better coordinate matters related to the transition. Subsequent to the announcement of his promotion, the Committee approved a special one-time equity grant to Mr. Ebel with a Fair Market Value of approximately $1,000,000 to recognize his new executive responsibilities. No additional changes were made to Mr. Ebel’s compensation in 2008.

In determining the 2009 total compensation opportunity for Mr. Ebel as CEO of Spectra Energy, the Compensation Committee reviewed Mr. Ebel’s performance with the Company, market survey data and peer company data. The Committee deemed it appropriate to set his total compensation opportunity below the median of compensation for CEO’s of comparable companies for the first year of his service as CEO. Therefore, it was concluded that Mr. Ebel’s total direct compensation, (the sum of his annual base salary, his annual bonus target and the target value of his annual long-term incentive grant) should approximate 75% to 80% of the market median. Because Mr. Ebel was new to his position, the Committee decided to design his compensation package with an emphasis on long-term performance based awards. Accordingly, the long-term incentive portion of his compensation was set above the market median and consisted of 57% of his total target opportunity. Beginning in 2010, the Committee determined that Mr. Ebel’s total direct compensation should be set at the market median with continued emphasis on the long-term component of this compensation package.

2010 Compensation Program

During 2009, the Compensation Committee reviewed the components of our compensation program and believes the overall philosophy and structure of the program will continue to meet the needs of the company to attract, retain and motivate executives of high caliber who are expected to create value for shareholders.

The Committee set the 2010 compensation opportunities shown in the table below for named executive officers based on: 1) a review of market-based information on peer reference group companies and survey data; 2) a review of the mix of individual pay elements; 3) individual performance and an assessment of future potential; and 4) the relationship of pay opportunities among executive officers given the relative contributions each is expected to make to the ongoing operation of the Company.

Name	Salary	Percentage increase from 2009	Short-Term Incentive Target Opportunity	Long-Term Incentive Target Opportunity
Gregory L. Ebel	$975,000	15%	100%	250%
J. Patrick Reddy	$515,000	3%	75%	155%
Alan N. Harris	$515,000	3%	75%	155%
Reginald D. Hedgebeth	$490,000	3%	65%	150%
Dorothy M. Ables	$410,000	11%	60%	125%

Other Compensation Policies

Stock Ownership Policy. We have adopted a stock ownership policy for outside directors, executive officers and other key employees who receive long-term incentives. We believe that our executives and outside directors should be required to own shares of Spectra Energy in order to establish an alignment between their interests and the interests of shareholders. Each director and employee subject to the policy is required to satisfy the ownership target within five years after becoming subject to the policy. To reinforce the importance of stock ownership, an employee who is subject to the policy and who does not achieve his or her ownership target by the applicable date will become ineligible for future long-term incentives unless he or she elects to apply all short-term incentive payments to the purchase of Spectra Energy common stock until his or her target ownership level is achieved. In addition, Spectra Energy will deliver shares of stock in lieu of an annual retainer for outside directors who do not achieve the ownership target by the applicable date. In 2009, the Compensation Committee reviewed the policy and increased the ownership levels. The following table sets forth our stock ownership policy for our executive officers and directors. Each of Mr. Ebel, Mr. Harris and Ms. Ables have exceeded their aggregate stock ownership requirement under this policy and Mr. Reddy and Mr. Hedgebeth are both on track to achieve the required ownership levels within the five year period.

Stock Ownership Policy

Position	Number of Shares
Chairman	15,000
Outside Directors	10,000
President and Chief Executive Officer	200,000
Other Named Executive Officers	70,000
All Other Executives Subject to Guidelines	2,000-30,000

Derivative Transactions. Our stock trading policy applies to transactions in securities that derive their value from our common stock or any of our debt securities. To avoid even the appearance of insider trading, this policy permits trading by our directors and executives in our securities only during a 30-day window following our quarterly or annual earnings release and only after obtaining preclearance from our CEO or general counsel. In addition, because of the inherent potential for abuse, this policy restricts our directors and executives from entering into short swing transactions, short sales or use of derivative securities, hedging transactions or margin accounts when such accounts or transactions relate to our securities.

Tax and Accounting Implications

Deductibility of Executive Compensation: The Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that Spectra Energy generally may not deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain employees. Performance-based compensation paid pursuant to shareholder-approved plans is not subject to the deduction limit as long as such compensation is approved by “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.

The Compensation Committee generally structures and administers executive compensation plans and arrangements so that they will not be subject to the 162(m) deduction limit. The Compensation Committee may from time to time approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs in the interest of shareholders. For example, phantom share awards described under “Compensation Discussion and Analysis—Elements of the Compensation Plan” received by certain employees may not be deductible for federal income tax purposes, depending on the amount and other types of compensation received by such employees.

Accounting for Stock-Based Compensation: Spectra Energy values unvested stock options granted under the fair value method and expenses those amounts in the income statement over the stock option’s remaining vesting period. Spectra Energy considers the expenses associated with the grant of options and other long-term incentive awards in granting such awards.

Section 409A

To the extent we permit executives to defer compensation or we commit to deliver compensation at a later date than when earned and vested, we endeavor to ensure that the requirements of Section 409A of the Internal Revenue Code are satisfied. Failure to satisfy the Section 409A requirements could subject the executives receiving such nonqualified deferred compensation to a 20% excise tax.

EXECUTIVE COMPENSATION

This section provides information regarding the compensation of our President and Chief Executive Officer, our Chief Financial Officer and the next three highest paid executives, which we refer to as the named executive officers. The table below sets forth compensation of Spectra Energy’s named executive officers for 2007 through 2009. Compensation information for Mr. Reddy, Mr. Hedgebeth and Ms. Ables is presented only for the years in which they were a named executive officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Gregory L. Ebel *(6)	2009	850,000	—	2,467,074	—	926,893	422,958	94,224	4,761,149
President and Chief Executive Officer	2008	500,000	—	1,891,654	—	494,660	—	69,381	2,955,695
	2007	425,000	—	550,698	580,619	393,797	342,839	213,037	2,505,990

J. Patrick Reddy (7)	2009	500,000	82,000	1,198,986	—	458,449	42,228	43,505	2,325,168
Chief Financial Officer

Alan N. Harris	2009	500,000	—	899,250	—	462,938	130,832	59,722	2,052,742
Chief Development and Operations Officer	2008	425,000	—	585,646	—	335,230	88,987	52,791	1,487,654
	2007	400,000	—	444,148	468,583	307,890	64,136	36,717	1,721,474

Reginald D. Hedgebeth (7)	2009	358,077	110,000	1,209,887	—	284,945	21,290	47,947	2,032,146
General Counsel

Dorothy M. Ables	2009	370,500	—	537,533	—	269,889	101,378	42,027	1,321,327
Chief Administrative Officer	2008	288,000	—	276,320	—	219,838	41,303	51,600	877,061

*	Mr. Ebel became President and Chief Executive Officer on January 1, 2009. Prior to then, Mr. Ebel served as the Chief Financial Officer.
(1)	This column reflects the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718 with respect to performance share and phantom share awards granted each year. The aggregate dollar amount was determined without regard to any estimate of forfeitures related to service-based vesting conditions.
(2)	This column reflects the aggregate grant date fair value determined in accordance with the provisions of FASB ASC Topic 718 with respect to stock options granted in 2007. No stock options were granted in 2008 or 2009.
(3)	Non-Equity Incentive Plan Compensation column includes amounts payable under the Spectra Energy Executive STI Plan with respect to the 2009, 2008 and 2007 performance periods. Unless deferred, these amounts were paid, respectively, in March 2010, March 2009 and March 2008.
(4)

Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes the amounts listed below. During 2007, our pension plan measurement date was changed from September 30th to December 31st. Therefore, the figures for 2007 represent the change in value during the fifteen month period ending December 31, 2007 while figures in the Summary Compensation Table for 2008 and 2009 represent the change in value during the twelve month periods ending December 31, 2008 and December 31, 2009. For the 2008 fiscal year, Mr. Ebel had a negative change in pension value due to changes in exchange rates, changes in assumptions, and an update of the Canadian present value calculation to match the United States calculation methodology.

	Gregory L. Ebel	J. Patrick Reddy	Alan N. Harris	Reginald D. Hedgebeth	Dorothy M. Ables
Change in actuarial present value of accumulated benefit under the Spectra Energy Retirement Cash Balance Plan for the period beginning on January 1, 2009 and ending on December 31, 2009	22,565	18,878	53,757	13,688	40,942
Change in actuarial present value of accumulated benefit under the Spectra Energy Executive Cash Balance Plan for the period beginning on January 1, 2009 and ending on December 31, 2009	97,367	23,350	77,075	7,602	60,436
Change in actuarial present value of accumulated benefit under the Pension Choices Plan for Employees of Westcoast Energy Inc. and Affiliated Companies for the period beginning on January 1, 2009 and ending on December 31, 2009	33,553	—	—	—	—
Change in actuarial present value of accumulated benefit under the Spectra Energy Supplemental Pension Plan for the period beginning on January 1, 2009 and ending on December 31, 2009	269,473	—	—	—	—

Total	422,958	42,228	130,832	21,290	101,378

(5)	All Other Compensation column includes the following for 2009:

	Gregory L. Ebel	J. Patrick Reddy	Alan N. Harris	Reginald D. Hedgebeth	Dorothy M. Ables
Matching contributions under the Spectra Energy Retirement Savings Plan	14,700	14,025	14,700	14,145	14,700
Make-whole matching contribution credits under the Spectra Energy Corp Executive Savings Plan	65,980	15,975	35,414	5,522	20,720
Premiums for life insurance coverage provided under life insurance plans	2,236	4,902	4,904	811	1,907
Charitable contributions made in the name of the Executive under Spectra Energy’s matching gift policy	5,250	—	2,500	—	4,700
Personal use of Company aircraft	6,058	—	2,204	—	—
Relocation	—	8,603	—	27,469	—

Total	94,224	43,505	59,722	47,947	42,027

The amounts shown as “Personal use of airplane” reflect the personal use of Spectra Energy’s aircraft by the named executive officers. The named officers were not allowed to initiate personal trips on corporate or chartered aircraft. However, officers were permitted to invite their spouse or guests to accompany them on business trips when space was available. When the spouse’s or guest’s travel costs did not meet the IRS standard for “business use”, income was imputed to the officer even though such travel may not have resulted in incremental cost to Spectra Energy. The methodology used to compute the incremental cost of this benefit was based on the hourly variable cost for the use of the aircraft, plus any tax deduction disallowance.

(6)	A portion of Mr. Ebel’s 2009, 2008 and 2007 compensation was provided in Canadian dollars and that portion of his compensation has been converted to U.S. dollars using the Bloomberg spot rate of $1.0532 on December 31, 2009, NY Bloomberg closing rate of $1.2188 on December 31, 2008 and the Bank of Canada noon rate of $1.012 on December 31, 2007, respectively.
(7)	Mr. Reddy and Mr. Hedgebeth received bonuses upon their respective commencement of employment.

2009 GRANTS OF PLAN-BASED AWARDS

			Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Name	Grant Date
Gregory L. Ebel				$382,500	$765,000	$1,453,500
Gregory L. Ebel	2/24/2009		2/23/2009				45,300	90,600	181,200		$1,349,034
Gregory L. Ebel	2/24/2009		2/23/2009							84,700	$1,118,040

J. Patrick Reddy				187,500	375,000	712,500
J. Patrick Reddy	2/24/2009		2/23/2009				16,500	33,000	66,000		$491,370
J. Patrick Reddy	2/24/2009		2/23/2009							30,900	$407,880
J. Patrick Reddy	1/2/2009	(4)	11/25/2009							18,100	$299,736

Alan N. Harris				187,500	375,000	712,500
Alan N. Harris	2/24/2009		2/23/2009				16,500	33,000	66,000		$491,370
Alan N. Harris	2/24/2009		2/23/2009							30,900	$407,880

Reginald D. Hedgebeth				116,733	233,466	443,585
Reginald D. Hedgebeth	4/1/2009	(5)	2/23/2009				16,600	33,200	66,400		$542,820
Reginald D. Hedgebeth	4/1/2009	(5)	2/23/2009							31,100	$450,017
Reginald D. Hedgebeth	4/1/2009	(5)	2/23/2009							15,000	$217,050

Dorothy M. Ables				111,150	222,300	422,370
Dorothy M. Ables	2/24/2009		2/23/2009				9,850	19,700	39,400		$293,333
Dorothy M. Ables	2/24/2009		2/23/2009							18,500	$244,200

(1)	The awards reflected in the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column were granted for the 2009 performance period under the terms of the Spectra Energy Executive STI Plan. The actual amounts paid to each executive under the terms of such plan for 2009 are disclosed in the Summary Compensation Table.
(2)	Awards reflected in these columns with a grant date of January 2, 2009, February 24, 2009 and April 1, 2009 were made in shares of Spectra Energy common stock and were granted under the terms of the Spectra Energy Corp 2007 Long-Term Incentive Plan.
(3)	All awards reflected in this column were computed in accordance with FASB ASC Topic 718. The per share full grant date fair value of the phantom units and performance shares granted on February 24, 2009 is $13.20 and $14.89, respectively. The per share full grant date fair value of the phantom units and performance shares granted on April 1, 2009 is $14.47 and $16.35, respectively. The per share full grant date fair value of the phantom units granted on January 2, 2009 is $16.56.
(4)	The Spectra Energy Compensation Committee, at its meeting on November 25, 2008, approved an incremental grant of phantom units to Mr. Reddy as part of his negotiated compensation package upon his commencement of employment.
(5)	The Spectra Energy Compensation Committee, at its meeting on February 23, 2009, approved a grant of phantom units and performance shares to Mr. Hedgebeth to reflect his annual award, as he was hired after January 1, 2009. An additional grant of 15,000 phantom units was approved as part of his negotiated compensation package upon his commencement of employment.

When Duke Energy spun-off its gas businesses to form Spectra Energy, equitable adjustments were made with respect to outstanding stock options and other forms of equity awards originally denominated in shares of Duke Energy common stock. All such awards were adjusted into two separate awards, one denominated in shares of Duke Energy common stock and one denominated in shares of Spectra Energy common stock. The number of shares of Spectra Energy common stock distributed to award holders was equal to the number of Spectra Energy shares that a shareholder of Duke Energy common stock would have received effective on the January 2, 2007 spin date (i.e., a ratio of 0.5 shares of Spectra Energy common stock for every one share of Duke Energy common stock). With respect to stock options, the per share option exercise price of the original Duke Energy stock option was proportionally allocated between the two types of stock options taking into account the distribution ratio and the relative per share trading prices following the distribution. The resulting Duke Energy and Spectra Energy awards continue to be subject to the vesting schedule under the original Duke Energy award agreement. For purposes of vesting of options and phantom stock and the post-termination exercise periods applicable to the options, continued employment with Spectra Energy is considered to be continued employment with the issuer of the options or shares of phantom stock. The adjustments preserved, but did not increase, the value of the equity awards.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)(4)(5)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory L. Ebel (8)(9)	SE	1,079		$17.71	4/25/2010
	SE	1,465		$23.64	2/16/2011
	SE	2,081		$28.87	2/12/2012
	DUK	4,163		$19.10
	SE	1,450		$26.78	7/1/2012
	DUK	2,900		$17.72
	SE	4,300		$11.86	2/25/2013
	SE	51,134	25,566	$25.64	2/27/2017
						SE	160,864	$3,299,321
						SEP	7,500	$221,775
						DUK	8,727	$150,192

						Total		$3,671,288

						SE			107,300	$2,200,723
J. Patrick Reddy (11)						SE	49,000	$1,004,990
						SE			33,000	$676,830
Alan N. Harris (10)	SE	3,700		$36.86	12/20/2010
	DUK	7,400		$24.39
	SE	4,100		$32.44	12/19/2011
	DUK	8,200		$21.47
	SE	2,050		$33.00	1/17/2012
	DUK	4,100		$21.84
	SE	1,350		$32.54	4/1/2012
	DUK	2,700		$21.54
	SE	1,600		$11.86	2/25/2013
	SE	700		$12.52	4/1/2013
	SE	41,267	20,633	$25.64	2/27/2017
						SE	58,342	$1,196,594
						SEP	6,000	$177,420
						DUK	13,084	$225,176

						Total		$1,599,190

						SE			44,000	$902,440
Reginald D. Hedgebeth (12)						SE	41,100	$842,961
						SE			33,200	$680,932
Dorothy M. Ables	SE	7,400		$36.86	12/20/2010
	DUK	14,800		$24.39
	SE	7,950		$32.44	12/19/2011
	DUK	15,900		$21.47
	SE	5,250		$33.00	1/17/2012
	DUK	10,500		$21.84
	SE	10,400		$11.86	2/25/2013
	DUK	20,800		$7.85
	SE	22,267	11,133	$25.64	2/27/2017
						SE	30,610	$627,811
						SEP	3,200	$94,624
						DUK	3,020	$51,974

						Total		$774,409

						SE			24,900	$510,699

(1)	On February 27, 2007, Messrs. Ebel and Harris and Ms. Ables received stock options that vest in three equal installments on the first three anniversaries of the date of grant.

(2)	For options granted February 27, 2007, the exercise price is equal to the closing price of Spectra Energy common stock on the date of grant. For options granted prior to December 31, 2006, the exercise price for the original Duke Energy options is equal to the closing price of Duke Energy common stock on the date of grant. In connection with the spin-off of Spectra Energy effective January 2, 2007, all Duke Energy equity awards were adjusted to reflect the change in the price of Duke Energy common stock that occurred as a result of the spin- off, and an additional award denominated in Spectra Energy common stock was granted. The adjustments preserved, but did not increase, the value of the equity awards. The following chart indicates the original and adjusted exercise prices of each Duke Energy stock option. In addition, the chart indicates exercise prices for stock options granted on January 2, 2007 at Spectra Energy associated to each grant date at Duke Energy:

Date of Grant	Duke Original Option Exercise Price	Duke Adjusted Option Exercise Price	Spectra Energy Option Exercise Price Granted on January 2, 2007
April 25, 2000	$20.57	$11.72	$17.71
December 20, 2000	$42.81	$24.39	$36.86
February 16, 2001	$27.45	$15.64	$23.64
December 19, 2001	$37.68	$21.47	$32.44
January 17, 2002	$38.33	$21.84	$33.00
February 12, 2002	$33.53	$19.10	$28.87
April 1, 2002	$37.80	$21.54	$32.54
July 1, 2002	$31.10	$17.72	$26.78
February 25, 2003	$13.77	$7.85	$11.86
April 1, 2003	$14.54	$8.29	$12.52

(3)	Messrs. Ebel and Harris and Ms. Ables received Spectra Energy and Duke Energy phantom shares as follows:

a.	On February 26, 2008 and on February 27, 2007, Spectra Energy shares were granted which, subject to certain exceptions, vest on the third anniversary of the date of grant.

b.	On February 28, 2005 and April 4, 2006, Duke Energy shares were granted which, subject to certain exceptions, vest in equal installments on the first five anniversaries of the date of grant. Outstanding Duke Energy shares and corresponding Spectra Energy shares related to this award are included above.

(4)	Messrs. Ebel and Harris and Ms. Ables received Spectra Energy Partners phantom shares on July 2, 2007 each of which, subject to certain exceptions vest on the third anniversary of the date of grant.
(5)	Messrs. Ebel, Reddy and Harris and Ms. Ables received Spectra Energy phantom shares on February 24, 2009 which, subject to certain exceptions vest on the third anniversary of the date of grant.
(6)	Messrs. Ebel and Harris and Ms. Ables received performance shares on February 26, 2008 that, subject to certain exceptions, are eligible for vesting on December 31, 2010. Pursuant to Instruction 3 to Item 402(f)(2) of Regulation S-K, performance shares are listed at the target number of shares.
(7)	Messrs. Ebel, Reddy and Harris and Ms. Ables received performance shares on February 24, 2009 that, subject to certain exceptions, are eligible for vesting on December 31, 2011. Pursuant to Instruction 3 to Item 402(f)(2) of Regulation S-K, performance shares are listed at the target number of shares.
(8)	On January 1, 2004, Mr. Ebel received a grant of 10,000 performance shares. 3,333 performance shares vested on January 1, 2007 as a result of performance criteria being met. The remaining performance criteria were not achieved, but subject to certain exceptions, they are eligible for vesting on January 1, 2011. The outstanding Duke Energy shares and corresponding Spectra Energy shares related to this award are included above.
(9)	On October 1, 2008 Mr. Ebel received a grant of 43,000 phantom shares that, subject to certain exceptions, vest on the third anniversary of the date of grant.
(10)	Mr. Harris received an award of 10,000 restricted shares on February 1, 2005, which vest, subject to certain exceptions, on the fifth anniversary of the date of grant. The outstanding Duke Energy shares and corresponding Spectra Energy shares related to this award are included above.
(11)	On January 2, 2009, Mr. Reddy received a grant of 18,100 phantom shares which, subject to certain exceptions, vest in five equal installments on the first five anniversaries of the date of grant.
(12)	On April 1, 2009, Mr. Hedgebeth received three grants. The first is a grant of 15,000 phantom shares of which 5,000 vested immediately and the remaining 10,000 shares, subject to certain exceptions, vest in two equal installments on the first two anniversaries of the date of grant. The second is a grant of 31,100 phantom shares which, subject to certain exceptions, vest on the third anniversary of the date of grant. The third grant is a grant of 33,200 performance shares that, subject to certain exceptions, are eligible for vesting on December 31, 2011. Pursuant to Instruction 3 to Item 402(f)(2) of Regulation S-K, performance shares are listed at the target number of shares.

2009 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gregory L. Ebel
Spectra Energy	4,510	9,329	675	9,439
Duke Energy	—	—	1,350	18,696

Total				28,135
J. Patrick Reddy (3)
Spectra Energy	—	—	—	—
Alan N. Harris
Spectra Energy	—	—	1,031	14,359
Duke Energy	—	—	2,062	28,511

Total				42,870
Reginald D. Hedgebeth
Spectra Energy	—	—	5,000	72,350
Dorothy M. Ables
Spectra Energy	—	—	1,061	14,633
Duke Energy	12,800	19,574	2,122	29,230

Total				43,863

(1)	The value realized upon exercise was calculated based on the closing price of a share of Spectra Energy or Duke Energy common stock on the date of option exercise.
(2)	The value realized upon vesting of stock awards was calculated based on the closing price of a share of common stock for the respective equity on the respective vesting date.
(3)	Mr. Reddy did not have any stock option exercises or vested stock awards in 2009.

Spectra Energy Retirement Cash Balance Plan and Executive Cash Balance Plan

Spectra Energy provides pension benefits that are intended to assist its retirees with their retirement income needs. A more detailed description of the plans that comprise Spectra Energy’s pension program follows.

Each of the Spectra Energy named executive officers actively participated in pension plans sponsored by Spectra Energy or an affiliate in 2009. Officers participated in the Spectra Energy Retirement Cash Balance Plan (“RCBP”), which is a noncontributory, defined benefit retirement plan that is intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. The RCBP generally covers non-bargaining employees of Spectra Energy and affiliates. The RCBP provides benefits under a “cash balance account” formula.

Each of the Spectra Energy named executive officers who participates in the RCBP, with the exception of Mr. Reddy and Mr. Hedgebeth who each recently joined the Company, has satisfied the eligibility requirements to receive his or her account benefit upon termination of employment. The RCBP benefit is payable in the form of a lump sum in the amount credited to the hypothetical account at the time of benefit commencement. Payment is also available in the form of an annuity based on the actuarial equivalent of the account balance.

The amount credited to the hypothetical account is increased with monthly pay credits equal to (a) for participants with combined age and service of less than 35 points, 4% of eligible monthly compensation, (b) for participants with combined age and service of 35 to 49 points, 5% of eligible monthly compensation, (c) for participants with combined age and service of 50 to 64 points, 6% of eligible monthly compensation, and (d) for participants with combined age and service of 65 or more points, 7% of eligible monthly compensation. If the participant earns more than the Social Security wage base, the account is credited with additional pay credits equal to 4% of eligible compensation above the Social Security wage base. Interest credits are credited monthly, with the interest rate determined quarterly based upon the 30-year Treasury rate, but no less than 4% and no greater than 9%.

For the RCBP, eligible monthly compensation is equal to Form W-2 wages, plus elective deferrals under a 401(k) or cafeteria plan. Compensation does not include severance pay (including payment for unused vacation), expense reimbursements, allowances, cash or noncash fringe benefits, moving expenses, bonuses for performance periods in excess of one year, transition pay, long term incentive compensation (including income resulting from any stock-based awards such as stock options, stock appreciation rights, phantom stock or restricted stock) and other compensation items to the extent described as not included for purposes of benefit plans or the RCBP.

The benefit of participants in the RCBP may not be less than determined under certain prior benefit formulas (including optional forms). In addition, the benefit under the RCBP is limited by maximum benefits and compensation limits under the Internal Revenue Code.

Each of the Spectra Energy named executive officers was eligible to participate in the Spectra Energy Executive Cash Balance Plan (“ECBP”), which is a noncontributory, defined benefit retirement plan that is not intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. Benefits earned under the ECBP are attributable to (a) compensation in excess of the annual compensation limit ($245,000 for 2009) under the Internal Revenue Code that applies to the determination of pay credits under the RCBP, (b) certain deferred compensation that is not recognized by the RCBP, (c) restoration of benefits in excess of a defined benefit plan maximum annual benefit limit ($195,000 for 2009) under the Internal Revenue Code that applies to the RCBP, and (d) supplemental benefits granted to a particular participant. Generally, benefits earned under the RCBP and the ECBP vest upon completion of three years of service, and, with certain exceptions, vested benefits generally become payable upon termination of employment with Spectra Energy.

Spectra Energy has established a grantor trust that is subject to the claims of our creditors into which funds related to the ECBP are deposited. Funds deposited into the trust are managed by an independent trustee subject to guidelines provided by the Company.

Pension Choices Plan for Employees of Westcoast Energy Inc. and Spectra Energy Supplemental Pension Plan

Mr. Ebel participated in the Pension Choices Plan for Employees of Westcoast Energy Inc. and Affiliated Companies (“Pension Plan”), and the Spectra Energy Supplemental Executive Retirement Plan (“SERP”) while he resided in Canada prior to 2007. The Pension Plan is registered under the Income Tax Act and under the Pension Benefits Act (Ontario). The executive component of the Pension Plan is a non contributory defined benefit plan that provides a pension based on 2% of the annualized average of the executive’s highest consecutive 36 months’ salary and bonus multiplied by the executive’s years of service while located in Canada. The Income Tax Act imposes maximum restrictions on the amount of benefits that can be paid from a registered pension plan. The SERP is primarily intended to restore benefits under the Pension Plan to the level that would be available in accordance with the benefit formulas under the Pension Plan if such restrictions were not applicable. Also effective with the spin-off, the Spectra Energy Supplemental Executive Retirement Plan became effective and contains the same provisions as the predecessor SERP sponsored by Duke Energy. Mr. Ebel’s benefit accruals related to the Duke SERP were transferred to the Spectra Energy SERP effective with the spin-off. SERP benefits are paid from the general revenues of Spectra Energy as a life annuity. Effective with the spin-off of Spectra Energy, Mr. Ebel participates in the Spectra Energy RCBP, and his active participation in the Pension Plan will be suspended, although compensation (but not additional service) with Spectra Energy will be used in the calculation of his Pension Plan benefit.

The following table provides information related to each plan that provides for payments or other benefits at, following or in connection with retirement, determined as of December 31, 2009.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gregory L. Ebel	Spectra Energy Retirement Cash Balance Plan	12.00	84,078	—
Gregory L. Ebel	Spectra Energy Executive Cash Balance Plan	12.00	184,327	—
Gregory L. Ebel	Pension Choices Plan for Employees of Westcoast Energy Inc.	6.48	100,350	—
Gregory L. Ebel	Spectra Energy Supplemental Pension Plan	6.48	556,157	—
J. Patrick Reddy	Spectra Energy Retirement Cash Balance Plan	1.00	18,878	—
J. Patrick Reddy	Spectra Energy Executive Cash Balance Plan	1.00	23,350	—
Alan N. Harris	Spectra Energy Retirement Cash Balance Plan	27.13	377,803	—
Alan N. Harris	Spectra Energy Executive Cash Balance Plan	27.13	306,912	—
Reginald D. Hedgebeth	Spectra Energy Retirement Cash Balance Plan	0.76	13,688	—
Reginald D. Hedgebeth	Spectra Energy Executive Cash Balance Plan	0.76	7,602	—
Dorothy M. Ables	Spectra Energy Retirement Cash Balance Plan	24.36	289,865	—
Dorothy M. Ables	Spectra Energy Executive Cash Balance Plan	24.36	383,621	—

Spectra Energy Executive Savings Plan

Under the Spectra Energy Executive Savings Plan, participants can elect to defer a portion of their base salary, short-term incentive compensation and long-term incentive compensation (other than stock options). Participants also receive a company matching contribution in excess of the contribution limits prescribed by the IRS under the Spectra Energy Corporation Retirement Savings Plan. In general, payments are made following termination of employment or death in the form of a lump sum or installments, as selected by the participant. Participants may request an accelerated distribution upon an “unforeseeable emergency.” In general, participants may direct the deemed investment of base salary deferrals, short-term incentive deferrals and matching contributions among investments options available under the Spectra Energy Retirement Savings Plan, including in a Spectra Energy Common Stock Fund. Deferrals of equity awards are credited with earnings and losses based on the performance of the Spectra Energy Common Stock Fund. Spectra Energy has established a grantor trust that is subject to the claims of our creditors into which funds related to the Spectra Energy Executive Savings Plan are deposited. Funds deposited into the trust are managed by an independent trustee subject to guidelines provided by the Company.

The Spectra Energy Executive Savings Plan and the Spectra Energy Retirement Savings Plan became effective with the spin-off of Spectra Energy. These plans contain the same provisions as the predecessor plans sponsored by Duke Energy, and individual benefit accruals were transferred from the Duke Energy plans to the Spectra Energy plans effective with the spin-off of Spectra Energy. Participants received credit for investment in 0.5 of a share of Spectra Energy common stock for each share of Duke Energy common stock held in the Duke Energy Common Stock Fund.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE ($)
Gregory L. Ebel	118,567	105,808	73,323	—	593,809
J. Patrick Reddy	9,167	15,975	2,173	—	27,315
Alan N. Harris	90,228	65,587	140,424	—	574,165
Reginald D. Hedgebeth	3,167	5,522	174	—	8,863
Dorothy M. Ables	22,230	40,461	70,236	—	567,943

(1)	The table reflects contributions made to the Spectra Energy Executive Savings Plan. Executive contributions credited to the plan in 2009 include amounts reported as “Salary” in the Summary Compensation Table as well as “Non-Equity Incentive Plan Compensation” paid in 2009 but reported in the table as compensation earned in 2008. Amounts may also include elective deferrals of awards earned under our Long Term Incentive Plan in 2008 but payable in 2009.
(2)	Reflects make-whole matching contribution credits made in 2009 under the plan with respect to elective salary deferrals made by executives during 2008 and 2009. See footnote 5 to the “Summary Compensation Table” for the amount of make-whole matching contribution credits made with respect to elective compensation deferral made by executives during 2009.

Potential Payments Upon Termination of Employment or Change in Control

Under certain circumstances, each Spectra Energy named executive officer would be entitled to compensation in the event his or her employment terminates. The amount of the compensation is contingent upon a variety of factors, including the circumstances under which employment is terminated. The relevant agreements and terms of awards applicable to named executive officers are described below, followed by a table that quantifies the amount that would become payable to each Spectra Energy named executive officer as a result of a change in control or his or her termination of employment. The amounts shown assume that any termination was effective as of December 31, 2009 and are estimates of the amounts that would have been paid. The actual amounts that would be paid can only be determined at the time of the named executive officer’s termination of employment.

The following table summarizes the consequences under Duke Energy’s long-term incentive award agreements, without giving effect to the change in control agreements described below, that would occur in the event of a change in control or the termination of employment of a Spectra Energy named executive officer.

Event	Consequences
Change in control	Phantom Shares—continue to vest

Termination with cause	Phantom Shares and Options—the executive’s right to unvested portion of award terminates immediately

Voluntary termination (not retirement eligible)	Phantom Shares and Options—the executive’s right to unvested portion of award terminates immediately

Involuntary termination without cause (not retirement eligible)	Phantom Shares—prorated portion of award vests

Voluntary termination or involuntary termination without cause (retirement eligible)	Phantom Shares—continue to vest

Involuntary termination after a Change in Control	Phantom Shares—award vests

Death or Disability	Phantom Shares—prorated portion of award vests

The following table summarizes the consequences under Spectra Energy and Spectra Energy Partners’ long-term incentive award agreements, without giving effect to the change in control agreements described below, that would occur in the event of a change in control or the termination of employment of a Spectra Energy named executive officer.

Event	Consequences
Change in Control	Phantom Shares—continue to vest Performance Shares—award vests based on target performance Options—award vests

Termination with cause	Phantom Shares, Performance Shares and Options—the executive’s right to unvested portion of award terminates immediately

Voluntary termination (not retirement eligible)	Phantom Shares, Performance Shares and Options—the executive’s right to unvested portion of award terminates immediately

Involuntary termination without cause (not retirement eligible)

Phantom Shares—prorated portion of award vests

Performance Shares—prorated portion of award vests based on actual performance after performance period ends

Options—the executive’s right to unvested shares terminates immediately

Voluntary termination or involuntary termination without cause (retirement eligible)	Phantom Shares—prorated portion of award continues to vest Performance Shares—prorated portion of award vests based on actual performance after performance period ends Options—continue to vest

Involuntary termination after a Change in Control	Phantom Shares—award vests Performance Shares—award vests based on target performance Options—award vests

Death or Disability	Phantom Shares—award vests Performance Shares—award vests based on target performance Options—award vests

Each executive officer has entered into a change in control agreement with Spectra Energy. The agreements have an initial term of two years, after which the agreements automatically extend from the first date of each month for one additional month, unless six months prior written notice is provided.

The change in control agreements provide for payments and benefits to the executive in the event of termination of employment within two years after a “change in control” of Spectra Energy, other than termination: (1) by Spectra Energy for “cause”; (2) by reason of death or disability; or (3) of the executive for other than “good reason” (each such term as defined in the agreements). Payments and benefits include: (1) a lump-sum cash payment equal to a pro-rata amount of the executive’s target bonus for the year in which the termination occurs; (2) a lump-sum cash payment equal to two times the sum of the executive’s annual base salary and target annual bonus opportunity in effect immediately prior to termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting “good reason”; (3) continued medical, dental and basic life insurance coverage for a two-year period (or a lump sum cash payment of equivalent value); and (4) a lump-sum cash payment representing the amount Spectra Energy would have allocated or contributed to the executive’s qualified and nonqualified defined benefit pension plan and defined contribution savings plan accounts during the two years following the termination date, plus the unvested portion, if any, of the executive’s accounts as of the date of termination that would have vested during such two year period. In addition, under certain circumstances, the agreements may provide for continued vesting of certain long-term incentive awards for two additional years.

Under the change in control agreements, each Spectra Energy named executive officer also is entitled to reimbursement of up to $50,000 for the cost of certain legal fees incurred in connection with claims under the agreements. In the event that any of the payments or benefits provided for in the change in control agreement otherwise would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in excise tax under Section 4999 of the Internal Revenue Code if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made. In the event a named executive officer becomes entitled to payments and benefits under a change in control agreement, he or she would be subject to a one-year noncompetition and nonsolicitation provision from the date of termination, in addition to certain confidentiality and cooperation provisions.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR

A CHANGE IN CONTROL (“CIC”)

Name and Triggering Event (1)	Cash Severance Payment (2) ($)	Incremental Retirement Plan Benefit (3) ($)	Welfare and Similar Benefits (4) ($)	Stock Awards (5) ($)	Option Awards (6) ($)	Total ($)
Gregory L. Ebel
• Change in Control	—	—	—	2,365,944	—	2,365,944
• Voluntary termination or termination with cause	—	—	32,692	—	—	32,692
• Involuntary termination without cause	—	—	32,692	1,875,415	—	1,908,107
• Involuntary or good reason termination after a CIC	3,230,000	520,897	70,618	6,171,323	—	9,992,838
• Death or Disability	—	—	32,692	6,143,960	—	6,176,652
J. Patrick Reddy
• Change in Control	—	—	—	701,580	—	701,580
• Voluntary termination or termination with cause	—	—	19,231	—	—	19,231
• Involuntary termination without cause	—	—	19,231	278,596	—	297,827
• Involuntary or good reason termination after a CIC	1,750,000	324,683	46,630	1,747,845	—	3,869,158
• Death or Disability	—	—	19,231	1,747,845	—	1,767,076
Alan N. Harris
• Change in Control	—	—	—	1,220,870	—	1,220,870
• Termination with cause	—	—	67,308	—	—	67,308
• Voluntary or involuntary termination without cause	—	—	67,308	873,115	—	940,423
• Involuntary or good reason termination after a CIC	1,750,000	296,351	105,234	2,633,165	—	4,784,750
• Death or Disability	—	—	67,308	2,593,250	—	2,660,558
Reginald D. Hedgebeth
• Change in Control	—	—	—	705,832	—	705,832
• Voluntary termination or termination with cause	—	—	18,269	—	—	18,269
• Involuntary termination without cause	—	—	18,269	245,022	—	263,291
• Involuntary or good reason termination after a CIC	1,567,500	260,044	55,970	1,579,618	—	3,463,132
• Death or Disability	—	—	18,269	1,579,618	—	1,597,887
Dorothy M. Ables
• Change in Control	—	—	—	534,470	—	534,470
• Voluntary termination or termination with cause	—	—	14,250	—	—	14,250
• Involuntary termination without cause	—	—	14,250	452,557	—	466,807
• Involuntary or good reason termination after a CIC	1,185,600	197,907	40,462	1,356,334	—	2,780,303
• Death or Disability	—	—	14,250	1,319,885	—	1,334,135

(1)	Amounts in the table represent obligations of Spectra Energy under agreements currently in place at Spectra Energy, and valued as of December 31, 2009.
(2)

Amounts listed under “Cash Severance Payment” are payable under the terms of the named executive officer’s change in control agreement. The severance benefits set forth above do not include accrued salary and bonus payments earned but not paid through December 31, 2009; however, such amounts are reflected in the Summary Compensation Table above.

(3)

Pursuant to the Change in Control Agreements of Messrs. Ebel, Reddy, Harris and Hedgebeth and Ms. Ables, amounts listed under “Incremental Retirement Plan Benefit” represent the additional amounts that would be credited in respect of the Spectra Energy Retirement Cash Balance Plan, Spectra Energy Executive Cash Balance Plan, Spectra Energy Retirement Savings Plan and the Spectra Energy Executive Savings Plan in the event the named executive officer continued to be employed by Spectra Energy for two additional years, at his or her rate of base salary as in effect on December 31, 2009.

(4)

Amounts listed under “Welfare and Similar Benefits” include the maximum accrued vacation allowed under Company policy and the amount that would be paid to each named executive officer who has entered into a Change in Control Agreement in lieu of providing continued welfare benefits for 24 months.

(5)

The amounts listed under “Stock Awards” would be the result of the acceleration of the vesting of previously awarded stock as a result of each event listed The value of phantom shares are included in termination upon a change in control event; however, phantom shares vest after a change in control upon an involuntary termination, but are forfeit for a voluntary good reason termination. For Mr. Harris, who is retirement eligible, the amounts also include the continued vesting of previously awarded stock after the applicable termination event.

(6)

The number of shares of common stock underlying options for which (a) vesting is accelerated upon the applicable termination event or (b) vesting continues after the applicable termination event (i.e., due to the executives being retirement eligible) for Messrs. Ebel and Harris and Ms. Ables were 25,566; 20,633 and 11,133 respectively. The exercise price for these options is higher than the price of Spectra Energy common stock on December 31, 2009 and therefore, the amounts listed under “Option Awards” are zero.

The amounts listed in the preceding table have been determined based on a variety of assumptions, and the actual amounts to be paid out can only be determined at the time of each Spectra Energy named executive officer’s termination of employment. The amounts described in the table do not include compensation to which each Spectra Energy named executive officer would be entitled without regard to his or her termination of employment, including (a) base salary and short-term incentives that have been earned but not yet paid, and (b) amounts that have been earned, but not yet paid, under the terms of the plans listed under the “Pension Benefits” and “Nonqualified Deferred Compensation” tables.

With respect to each Spectra Energy named executive officer who is covered by a change in control agreement, the amounts shown above do not reflect the fact that if, in the event that payments to the executive in connection with a change in control otherwise would result in an excise tax under Section 4999 of the Internal Revenue Code of 1986, such payments may be reduced to the extent necessary so that the excise tax does not apply.

The amounts shown above with respect to outstanding Spectra Energy, Spectra Energy Partners and Duke Energy stock awards and option awards were calculated based on a variety of assumptions, including the following: (a) the Spectra Energy named executive officer terminated employment on the last day of 2009; (b) a stock price for Spectra Energy common stock equal to $20.51, for Spectra Energy Partners units equal to $29.57 and for Duke Energy common stock equal to $17.21, which were the closing prices on the last trading day of 2009; (c) the continuation of Spectra Energy’s and Duke Energy’s dividend and Spectra Energy Partners’ distribution at the rate in effect on December 31, 2009; and (d) performance at the target level with respect to performance shares. Additionally, the amounts listed above with respect to Mr. Harris reflect the fact that, upon termination for any reason except for cause, he would receive the full value of all unvested Duke-granted phantom share awards and the dividends that would be paid on such shares for the remainder of the original vesting period, in accordance with the terms of the awards, because he has attained retirement age.

Current Equity Compensation Plan Information

The following table sets forth information, as of December 31, 2009, about securities to be issued upon exercise of outstanding options, warrants and rights under Spectra Energy’s equity compensation plans, along with the weighted-average exercise price of the outstanding options, warrants and rights and the number of securities remaining available for future issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by security holders	10,975,605	$25.92	16,845,572
Equity compensation plans not approved by security holders	—	—	—

Total	10,975,605	$25.92	16,845,572

(1)	Represents shares available for issuance for awards of restricted stock, performance shares, options or phantom shares under the Spectra Energy Corp 2007 Long-Term Incentive Plan.

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

The following is the report of the Corporate Governance Committee with respect to its philosophy, responsibilities and initiatives.

Philosophy and Responsibilities

We believe that sound corporate governance has three components: (i) Board independence, (ii) processes and practices that foster solid decision-making by both management and the Board of Directors, and (iii) balancing the interests of all of our stakeholders—our investors, customers, employees, the communities we serve and the environment. The Committee’s charter is available on our website at www.spectraenergy.com/investors/governance and is summarized below:

Membership. The Committee must be comprised of three or more members, all of whom must qualify as independent directors under the listing standards of the NYSE and other applicable rules and regulations.

Responsibilities. The Committee’s responsibilities include, among other things: (i) implementing policies regarding corporate governance matters; (ii) assessing the Board’s membership needs and recommending nominees; (iii) recommending to the Board those directors to be selected for membership on, or removal from, the various Board committees and those directors to be designated as chairs of Board committees; and (iv) sponsoring and overseeing performance evaluations for the various Board committees, the Board as a whole, and the directors and management, including the Chief Executive Officer.

Investigations and Evaluations. The Committee may conduct or authorize investigations into or studies of matters within the scope of the Committee’s duties and responsibilities, and may retain, at Spectra Energy’s expense, and in the Committee’s sole discretion, consultants to assist in such work as the Committee deems necessary. In addition, the Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, such fees to be borne by Spectra Energy. Finally, the Committee conducts an annual self-evaluation of its performance.

Governance Initiatives

All of the Board committee charters, as well as the Company’s Principles for Corporate Governance, Code of Business Ethics and Code of Business Conduct & Ethics for Directors are available on Spectra Energy’s website at www.spectraenergy.com/investors/governance and are available in print upon request. Any amendment to or waiver from the Code of Business Ethics for executive officers or Code of Business Conduct & Ethics for directors must be approved by the Board and will be posted on Spectra Energy’s website.

Director Candidates

Profile. While the Committee has not prescribed standards for considering diversity, as a matter of practice, we look for diversity in a nominee such that the nominee can enhance perspective and experience through diversity in gender, ethnic background, geographic origin and professional experience. We look for the following characteristics in any candidate for nominee to serve on our Board:

•	fundamental qualities of intelligence, perceptiveness, good judgment, maturity, high ethics and standards, integrity and fairness;

•	a genuine interest in Spectra Energy and a recognition that, as a member of the Board, one is accountable to the shareholders of Spectra Energy as a whole;

•	a background that includes broad business experience or demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business organization;

•

present or former chief executive officer, chief operating officer, or substantially equivalent level executive officer of a highly complex organization such as a corporation, university or major unit of government, or a professional who regularly advises such organizations;

•	no conflict of interest or impediment that would interfere with the duty of loyalty owed to Spectra Energy and its shareholders;

•	the ability and willingness to spend the time required to function effectively as a director;

•	compatibility and ability to work well with other directors and executives in a team effort with a view to a long-term relationship with Spectra Energy as a director;

•	independent judgment and willingness to express views in a constructive manner; and

•	diversity and the extent to which the nominee would fill a present need on the Board.

Nominees. The Committee may engage a third party from time to time to assist it in identifying and evaluating director-nominee candidates, in addition to current members of the Board standing for re-election. The Committee will provide the third party, based on surveys of the then-current Board members and the profile described above, the characteristics, skills and experiences that may complement those of our existing members. The third party will then provide recommendations for nominees with such attributes. The Committee considers nominees recommended by shareholders on a similar basis, taking into account, among other things, the profile criteria described above and the nominee’s experiences and skills. In addition, the Committee considers the shareholder nominee’s independence with respect to both Spectra Energy and the nominating shareholder. All of the nominees on the proxy card are current members of our Board and were recommended by the Committee.

Shareholders interested in submitting nominees as candidates for election as directors must provide timely written notice to the Corporate Governance Committee, c/o Corporate Secretary, Spectra Energy Corp, 5400 Westheimer Court, Houston, Texas 77056, in accordance with our By-Laws. To be timely, the notice must be received by the Corporate Secretary not less than 90 or more than 120 days prior to the anniversary of the Annual Meeting. The notice must set forth, as to each person whom the shareholder proposes to nominate for election as director:

•	the name and address of the recommending shareholder(s), and the number of shares of common stock of Spectra Energy that are beneficially owned by the recommending shareholder(s);

•

a representation that the recommending shareholder(s) is a holder of record of stock of Spectra Energy entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice;

•	the name, age, business address and principal occupation and employment of the recommended nominee;

•

any information relevant to a determination of whether the recommended nominee meets the criteria for Board of Directors membership established by the Board of Directors and/or the Corporate Governance Committee;

•

any information regarding the recommended nominee relevant to a determination of whether the recommended nominee would be considered independent under the applicable New York Stock Exchange rules and Securities and Exchange Commission rules and regulations;

•

a description of any business or personal relationship between the recommended nominee and the recommending shareholder(s), including all arrangements or understandings between the recommended nominee and the recommending shareholder(s) and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the recommending shareholder(s);

•

a statement, signed by the recommended nominee, (1) verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation, (2) affirming the recommended nominee’s willingness to be a director, and (3) consenting to serve as a director if so elected;

•

if the recommending shareholder(s) has beneficially owned more than 5% of Spectra Energy’s voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the rules and regulations of the SEC;

•	if the recommending shareholder(s) intends to solicit proxies in support of such recommended nominee, a representation to that effect; and

•

all other information relating to the recommended nominee that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, information regarding (1) the recommended nominee’s business experience, (2) the class and number of shares of capital stock of Spectra Energy, if any, that are beneficially owned by the recommended nominee and (3) material relationships or transactions, if any, between the recommended nominee and Spectra Energy’s management.

Resignation Policy

Our Principles for Corporate Governance set forth our procedures to be followed if a director-nominee is elected, but receives a majority of “withheld” votes. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is then required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of this policy are set out in our Principles for Corporate Governance, which is posted on our website at www.spectraenergy.com/investors/governance.

Communications with Directors

Interested parties can communicate with any of our directors by writing to our Corporate Secretary at the following address:

Corporate Secretary

Spectra Energy Corp

5400 Westheimer Court

Houston, TX 77056

Our Corporate Secretary will distribute communications to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Spectra Energy Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as: spam; junk mail and mass mailings; service complaints; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, obscene or similarly unsuitable will be excluded. However, any communication that is so excluded remains available to any director upon request.

Corporate Governance Committee

Dennis R. Hendrix (Chair)

Pamela L. Carter

William T. Esrey

Peter B. Hamilton

PROPOSAL 2—RATIFICATION OF DELOITTE & TOUCHE LLP AS SPECTRA ENERGY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

Independent Public Accountants

Although the Company’s By-laws do not require that the Company’s shareholders ratify the appointment of Deloitte as the Company’s independent registered public accounting firm, the Board of Directors is submitting the appointment of Deloitte to the Company’s shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte.

Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Deloitte & Touche LLP, and the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, Deloitte) for Spectra Energy for 2008 and 2009:

Type of Fees	2009	2008
	(in millions)
Audit Fees (a)	$6.9	$6.5
Audit-Related Fees (b)	0.9	1.0
Tax Fees (c)	0.8	0.2
All Other Fees (d)	0.1	0.1

Total Fee:	$8.7	$7.8

(a)	Audit Fees are fees billed or expected to be billed by Deloitte for professional services for the audit of our Consolidated Financial Statements included in our annual report on Form 10-K and review of financial statements included in our quarterly reports on Form 10-Q, services that are normally provided by Deloitte in connection with statutory, regulatory or other filings or engagements or any other service performed by Deloitte to comply with generally accepted auditing standards. Audit Fees also includes fees billed or expected to be billed by Deloitte for professional services for the audit of our internal controls under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.
(b)	Audit-Related Fees are fees billed by Deloitte for assurance and related services that are reasonably related to the performance of an audit or review of our financial statements, including assistance with acquisitions and divestitures, internal control reviews and employee benefit plan audits. Audit-Related Fees also include comfort and consent letters in connection with SEC filings and financing transactions.
(c)	Tax Fees are fees billed by Deloitte for tax return assistance and preparation, tax examination assistance, and professional services related to tax planning and tax strategy.
(d)	All Other Fees are fees billed by Deloitte for any services not included in the first three categories, primarily translation of audited financials into foreign languages.

To safeguard the continued independence of the independent auditor, our Audit Committee adopted a policy that prevents our independent auditor from providing services to us and our subsidiaries that are prohibited under Section 10A(g) of the Exchange Act. This policy also provides that independent auditors are only permitted to provide services to us and our subsidiaries that have been pre-approved by the Audit Committee or the Audit Committee of Spectra Energy Partners, LP. Pursuant to the policy, all audit services require advance approval by these Audit Committees. All other services by the independent auditor that fall within certain designated dollar thresholds, both per engagement as well as annual aggregate, have been pre-approved under the policy. Different dollar thresholds apply to the three categories of pre-approved services specified in the policy (Audit-Related services, Tax services and Other services). All services that exceed the dollar thresholds must be approved in advance by the Audit Committee or the Audit Committee of Spectra Energy Partners, LP. Pursuant to applicable provisions of the Exchange Act, the Audit Committees have delegated approval authority to the Chairman of each Audit Committee. The Chairman has presented all approval decisions to the full Audit Committee. All engagements performed by the independent auditor were approved by the Audit Committee pursuant to its pre-approval policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS SPECTRA ENERGY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

PROPOSAL 3—SHAREHOLDER PROPOSAL FOR A DIRECTOR ELECTION MAJORITY VOTE STANDARD

The United Brotherhood of Carpenters Pension Fund (the “Fund”), located at 101 Constitution Avenue, N.W., Washington, D.C., 20001, has notified Spectra Energy that it intends to present the resolution set forth below at the Annual Meeting for action by the shareholders. The Fund’s supporting statement for the resolution, along with the Board’s statement in opposition is set forth below. As of November 13, 2009, the Fund owned 9,843 shares of Spectra Energy common stock.

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Spectra Energy Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, Spectra Energy’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and Safeway have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. However, Spectra Energy has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. The plurality vote standard remains in place.

We believe that a post-election director resignation policy without a majority vote standard in Company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful vote policy is the adoption of a majority vote standard. With a majority vote policy in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL FOR A DIRECTOR ELECTION MAJORITY VOTE STANDARD FOR THESE REASONS:

Opposition Statement of the Company: The Board of Directors believes that adherence to sound corporate governance policies and practices is important to ensuring that Spectra Energy is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of its shareholders.

The Board is cognizant of recent developments with respect to majority voting in the election of directors, and in fact has already addressed the concerns expressed in the proposal. Spectra Energy is incorporated under the laws of Delaware, and shareholders currently elect its directors by plurality voting. Plurality voting is the default standard under Delaware law and has long been the accepted standard among most public companies. Consequently, the rules governing plurality voting are well established and understood. In 2007, in connection with Spectra Energy’s spin-off from Duke Energy, the Board adopted a director resignation policy which is set forth in Section 3 of Spectra Energy’s Principles for Corporate Governance and can be found at www.spectraenergy.com/investors/governance/CorporateGovernance.pdf.

Under the director resignation policy, any director nominee in an uncontested election of directors who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will tender his or her written resignation to the Chairman of the Board. The Corporate Governance Committee will then consider such resignation and make a recommendation to the Board concerning acceptance or rejection of such resignation. In determining its recommendation, the Corporate Governance Committee will consider all factors deemed relevant by the members of such committee including, the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director, and whether the director’s resignation from the Board would be in the best interests of Spectra Energy and its shareholders. The Corporate Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation, including acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Corporate Governance Committee to have substantially resulted in the “withheld” votes.

We believe that our director resignation policy provides shareholders a meaningful and significant voice in the election of directors, while preserving the Board’s ability to exercise its independent judgment in a way that best serves the interests of both Spectra Energy and its shareholders. By allowing shareholders to express their preferences regarding director nominees, the director resignation policy already accomplishes the primary objective of the shareholder proposal, thereby making the adoption of a majority vote standard unnecessary. Shareholders of many public companies have rejected similar shareholder proposals when those companies followed a policy similar to the director resignation policy.

The shareholder proposal’s characterization of our plurality voting standard, particularly the statement that a director could be elected with a single vote, is highly unrealistic. In fact, in the three years since Spectra Energy has become a public company, the average affirmative vote for directors has been greater than 97% of the shares voted through the plurality voting process with no director receiving less than 96% of the votes cast. As a result, the adoption of a majority voting standard would not have affected the outcome of the elections in any of these years. Not only have our Directors historically received very high levels of support, but, in addition, we maintain a strong director nomination and election process. The nomination and election process has been instrumental in the construction of a Board that is comprised of highly qualified directors from diverse backgrounds, and currently, with the exception of the President, all Directors are independent as defined under the NYSE listing standards. Since our shareholders have a history of electing highly qualified and independent directors using a plurality voting system, a change in the director election process is not necessary to improve Spectra Energy’s corporate governance.

In evaluating this proposal, the Board has determined that the director resignation policy incorporated in our Principles for Corporate Governance allows the Board to consider and address shareholder concerns without creating undue uncertainty. In contrast, the shareholder proposal does not address what would occur if a candidate fails to receive the requisite majority vote. Under Delaware law and Spectra Energy’s Bylaws, the possible scenarios include an incumbent director remaining in office until a successor is elected and qualified, the Board of Directors electing a director to fill a vacancy, or the position remaining vacant. All of these alternatives, in the view of Spectra Energy’s Board of Directors, are less desirable than the method of addressing issues raised by a majority of “withheld” votes that is currently mandated under our Principles for Corporate Governance.

Finally, to further enhance director accountability to shareholders, in 2009 the Board of Directors recommended, and the shareholders approved, an amendment to Spectra Energy’s Restated Certificate of Incorporation to eliminate the classified board structure. Following the transition period provided for by the amendment, all Directors of Spectra Energy will stand for election each year beginning with the 2011 Annual Meeting.

We are committed to strong corporate governance and it is our fiduciary duty to act in the best interests of our shareholders. We demonstrated this by the adoption of our director resignation policy and the declassification of our Board. However, we will continue to monitor the majority vote issue and any related legislation and may take additional steps in the future consistent with our commitment to act in the best interests of our shareholders. The proposal at issue would not further enhance the ability of shareholders to impact the outcome of director elections, and, for that and the reasons presented above, we do not believe that the proposal is in the best interests of Spectra Energy or its shareholders.

For the foregoing reasons, the Board of Directors recommends a vote “AGAINST” the proposal for a Director election majority vote standard.

OTHER INFORMATION

Discretionary Voting Authority

As of the date this proxy statement went to press, Spectra Energy did not anticipate that any matter other than the proposals set out in this proxy statement would be raised at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

NYSE Listing Standards

Because our common stock is listed on the New York Stock Exchange, we are subject to the NYSE’s regulations regarding corporate governance and other matters. As of the date of this proxy statement Spectra Energy is in compliance with all applicable NYSE regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Spectra Energy’s directors and executive officers, and any persons owning more than ten percent of Spectra Energy’s common stock, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Spectra Energy. Spectra Energy prepares and files these reports on behalf of its directors and executive officers. During 2009, a Form 4 reporting one transaction for Austin A. Adams was filed after its due date. To our knowledge, all other Section 16(a) reporting requirements applicable to our directors and executive officers were complied with during 2009.

Proposals and Business by Shareholders

If you wish to submit a proposal for inclusion in the proxy statement for our 2011 Annual Meeting of shareholders, we must receive it by November 17, 2010.

In addition, if you wish to introduce business at our 2011 Annual Meeting (other than proposals to be included in the proxy statement), you must send us written notice of the matter. Your notice must comply with the requirements of our By-laws, and we must receive it no earlier than December 28, 2010 and no later than January 27, 2011. The individuals named as proxy holders for our 2011 Annual Meeting will have discretionary authority to vote proxies on matters of which we are not properly notified and also may have discretionary voting authority under other circumstances.

Your proposal or notice should be mailed to Spectra Energy’s Corporate Secretary at 5400 Westheimer Court, Houston, Texas 77056.

Electronic Delivery of the 2010 Annual Report and Proxy Materials

If you received a paper version of this year’s proxy materials, please consider signing up for electronic delivery of next year’s materials. Electronic delivery reduces Spectra Energy’s printing and postage costs associated with paper publications. You will be notified immediately by e-mail when next year’s annual report and proxy materials are available. E-delivery makes it more convenient for shareholders to cast their votes on issues that affect Spectra Energy.

In order to enroll for electronic delivery, go to http://enroll.icsdelivery.com/SE and follow the instructions. You will need to enter a valid email address along with your social security number.

If you elect to receive your Spectra Energy materials via the Internet, you can still request paper copies by contacting Investor Relations at 713-627-4606 or by e-mail at investorrelations@spectraenergy.com.

Householding Information

Spectra Energy has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of the Annual Report and proxy statement is sent to any household at which two or more shareholders reside, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Each shareholder will continue to receive separate proxy cards, and householding will not affect dividend check mailings or Stock Purchase and Dividend Reinvestment Plan statement mailings, in any way.

If you have already consented to householding, householding will continue until you are notified otherwise or until you notify Investor Relations by telephone at 713-627-4606, by email at investorrelations@spectraenergy.com, or by mail at 5400 Westheimer Court, Houston, Texas 77056, that you wish to continue to receive separate annual reports and proxy statements. You will be removed from the householding program within 30 days of receipt of your notice. If you received a householded mailing this year and you would like to have additional copies of our 2009 Annual Report to shareholders and other proxy materials mailed to you, please submit your request to Investor Relations at the number or address above. We will promptly send additional copies of these these materials upon receipt of such request.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Time the day before the cut-off date or meeting date.
Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐

1.	Election of Directors Nominees

01	William T. Esrey	02 Gregory L. Ebel			03 Pamela L. Carter	04 Peter B. Hamilton
05	Dennis R. Hendrix	06 Michael E. J. Phelps

The Board of Directors recommends you vote FOR the following proposal(s):						For	Against	Abstain

2	RATIFICATION OF DELOITTE & TOUCHE LLP AS SPECTRA ENERGY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010.					☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal(s):						For	Against	Abstain

3	SHAREHOLDER PROPOSAL FOR A DIRECTOR ELECTION MAJORITY VOTE STANDARD					☐	☐	☐

Note:	Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K, Form 10-K/A, Annual Report to shareholders is/are available at www.proxyvote.com.

SPTRE2

SPECTRA ENERGY CORP
Annual Meeting of Shareholders
April 27, 2010 10:00 AM

This Proxy is solicited by the Board of Directors

The undersigned hereby appoints Reginald D. Hedgebeth, J. Patrick Reddy and Patrica M. Rice, or any of them, as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of Spectra Energy Corp to be held on Tuesday, April 27, 2010, at 10:00 a.m., Central Time, at the company’s headquarters at 5400 Westheimer Court, Houston, Texas 77056, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.
Continued and to be signed on reverse side.